EXHIBIT 10(b)

                         AMENDMENT NO. 1

                  AND ASSIGNMENT AND ACCEPTANCE

                   DATED AS OF JUNE 7, 1993 TO

              AMENDED AND RESTATED CREDIT AGREEMENT

                    DATED AS OF APRIL 8, 1993


     AMENDMENT NO. 1 AND ASSIGNMENT AND ACCEPTANCE (the "Amendment and Assignment") dated as of June 7, 1993 by and among TOSCO CORPORATION, a Nevada corporation ("Tosco"), SEMINOLE FERTILIZER CORPORATION, a Delaware corporation ("Seminole") and BAYWAY REFINING COMPANY, a Delaware corporation ("Bayway") as co-borrowers (collectively, the "Borrowers"), the banking institutions listed on Schedule 1.01(a) attached hereto (the "Banks"), THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) ("Chase"), as co-agent, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA"), as co-agent and co-arranger, and THE FIRST NATIONAL BANK OF BOSTON ("FNBB") as agent (in that capacity, the "Agent") and as arranger for the Banks.

     Capitalized terms which are used herein without definition and which are defined in the Credit Agreement referred to below shall have the same meaning herein as in the Credit Agreement.

     WHEREAS, the Borrowers, those Banks listed on Schedule 1.01(a) to the Credit Agreement as in effect immediately prior to the date hereof, the Co-Agents, the Agent and the FMCP L/C Bank are parties to that certain Credit Agreement dated as of April 8, 1993 (as amended, restated, modified or supplemented and in effect from time to time, the "Credit Agreement"); and

     WHEREAS, each of FNBB, BofA and Chase desires to assign to each of Internationale Nederlanden Bank, N.V. ("ING Bank"), Bank Hapoalim B.M. ("Hapoalim"), United Jersey Bank ("United Jersey") and The Yasuda Trust and Banking Co., Ltd. ("Yasuda") a portion of its interests in and to all of its rights and obligations under the Credit Agreement, including, without limitation, its Commitment, and all Loans, Letter of Credit Reimbursement Obligations and Acceptance Obligations owing to it.

     NOW, THEREFORE, in consideration of the foregoing premises the parties hereto hereby agree as follows:

     1. Amendment to Credit Agreement. The Credit Agreement is hereby amended by deleting Schedule 1.01(a) and Schedule 1.01(b) thereto, and replacing them, respectively with Schedule 1.01(a) and Schedule 1.01(b) attached hereto.

     2.   Assignment and Acceptance.

          (a) Assignments. Each of FNBB, BofA and Chase (collectively, the "Assignor Banks" and individually, an "Assignor Bank") hereby sells and assigns to each of ING Bank, Hapoalim, United Jersey and Yasuda (collectively the "Assignee Banks" and individually an "Assignee Bank") a certain percentage interest in and to all of such Assignor Bank's rights and obligations under the Credit Agreement as of the Amendment and Assignment Effective Date (as defined in Section 5 hereof), including, without limitation, such percentage interest in the Assignor Bank's Commitment as in effect on the Amendment and Assignment Effective Date, and the outstanding Loans, Letter of Credit Reimbursement Obligations and Acceptance Obligations owing to the Assignor Bank on the Amendment and Assignment Effective Date, and such percentage interest in the Revolving Credit Note held by the Assignor Bank (such interest being hereinafter referred to as the "Assigned Portion") such that, after giving effect to the assignments contemplated hereby and as of the Amendment and Assignment Effective Date, the respective Commitments and Commitment percentages of the Assignor Banks and the Assignee Banks shall be as set forth on
Schedule 1.01(b) to the Credit Agreement, as amended hereby and each Bank shall have that percentage interest in all outstanding Loans, Letter of Credit Reimbursement Obligations and Acceptance Obligations. Notwithstanding any term or provision of Section
10.03 of the Credit Agreement to the contrary, the execution and delivery hereof by the Assignor Banks, the Assignee Banks, the Agent, the FMCP L/C Bank and the Borrowers shall constitute an Assignment and Acceptance delivered in accordance with the Credit Agreement and shall be effective in respect of the assignments contemplated hereby. The parties hereto further agree that, without the further consent of the Borrowers or the Agent and without any further action by ING Bank, at any time after the Amendment and Assignment Effective Date, ING Bank may assign all (but not less, than all) of its rights and obligations under the Credit Agreement, including, without limitation, its Commitment, and its interest in the Loans, Letter of Credit Reimbursement Obligations, FMCP L/C Reimbursement Obligations and Acceptance Obligations owing to it on the date of such assignment to any entity acquiring all or substantially all of the assets of ING Bank; provided that such assignee is acceptable to the beneficiary of the FMCP L/C; and provided further that ING Bank shall give the Agent written notice of said assignment within (7) days of the effective date of said assignment, together with written notice of the address of its assignee's domestic lending office and eurodollar lending office. In the event of an assignment pursuant to the immediately preceding sentence, such assignee bank shall be a "Bank" under the Credit Agreement.

          (b)  Representations and Warranties of Assignor Banks.

Each Assignor Bank (i) represents and warrants that as of the date hereof, its Commitment and Commitment percentage (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby) is the amount set forth opposite such Assignor Bank's name under the respective captions "Commitment" and "Commitment Percentage" on Schedule 1.01(b) to the Credit Agreement as in effect prior to the Amendment and Assignment Effective Date; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any Ancillary Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any Ancillary Agreement or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any of its Subsidiaries or the performance or observance by any Borrower or any of its Subsidiaries of any of its or their obligations under the Credit Agreement or any Ancillary Agreement or any other instrument or document furnished pursuant thereto; and (v) requests that the Agent and the Borrowers exchange the Revolving Credit Notes referred to in
Section 2(a) above for new Revolving Credit Notes, each dated the Closing Date, payable to the order of each Assignor Bank and each Assignee Bank in the principal amount of the Commitment set forth opposite such Assignor Bank's name and Assignee Bank's name on Schedule 1.01(b) to the Credit Agreement as amended hereby.

          (c)  Representations and Warranties of Assignee Banks.

Each Assignee Bank represents and warrants (i) that it has received a copy of the Credit Agreement and each Ancillary Agreement, together with copies of the financial statements referred to in Section 4.11 of the Credit Agreement and the most recent financial statements delivered to the Banks pursuant to Sections 5.04(d)(i) and 5.04(e) of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and Assignment, (ii) that it will, independently and without reliance upon any Assignor Bank or any other Bank or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Ancillary Agreement, (iii) that it is an Eligible Assignee and (iv) that the making of Loans by such Assignee Bank will not be unlawful as set forth in Section 2.16 of the Credit Agreement.

          (d) Appointment of Agent. Each Assignee Bank (i) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the Ancillary Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (ii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Ancillary Agreements are required to be performed by it as a Bank.

          (e) Respective Rights and Obligations of Assignor Banks and Assignee Banks. As of the Amendment and Assignment Effective Date, (i) each Assignee Bank shall, in addition to any rights and obligations under the Credit Agreement held by it immediately prior to the Amendment and Assignment Effective Date, have the respective rights and obligations of a Bank under the Credit Agreement and the Ancillary Agreements that have been assigned to it pursuant to this Section 2 and under Sections
2.15 and 2.20 of the Credit Agreement with respect to the applicable Assigned Portion and (ii) each Assignor Bank shall, to the extent provided in this Section 2, relinquish its rights and be released from its obligations under the Credit Agreement and the Ancillary Agreements with respect to the applicable Assigned Portion.

          (f) Agent's Duties in Respect of Assignment and Acceptance. From and after the Amendment and Assignment Effective Date, the Agent shall record the information contained in this Section 2 in the Register and shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interests assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee Banks. The Assignor Banks and Assignee Banks shall make all appropriate adjustments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Amendment and Assignment Effective Date directly between themselves as directed by the Agent.

     3. Scope of Amendment and Assignment. Except as specifically amended by this Amendment and Assignment, the Credit Agreement shall remain in full force and effect.

     4.  Representations and Warranties of Borrowers.  The
Borrowers hereby jointly and severally represent and warrant to the Banks, the Agent and the FMCP L/C Bank as follows:

          (a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrowers contained in the Credit Agreement (i) were true and correct in all material respects when made, and (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

          (b) Authority, etc. The execution and delivery by the Borrowers of this Amendment and Assignment and the performance by the Borrowers of all of their agreements and obligations under this Amendment and Assignment are within the corporate authority of each of the Borrowers, have been duly authorized by all necessary corporate action on the part of each of the Borrowers, and do not and will not (i) contravene any provision of any Borrower's charter, other incorporation papers, by-laws or any stock provision, or any amendment thereof, (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of any Borrower under agreement, deed of trust, indenture, mortgage or other instrument to which such Borrower is a party or by which any of such Borrower's properties are bound, (iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official, (iv) require any waiver, consent or approval by any creditor of any Borrower which has not been obtained and (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law, except those actions which have been taken or will be taken prior to the date of execution of this Amendment and Assignment.

          (c) Enforceability of Obligations. This Amendment and Assignment and the Credit Agreement, as amended hereby, and the Notes delivered in connection herewith constitute the legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms, provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applications affecting the rights and remedies of creditors, and (ii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

     5. Conditions to Effectiveness. The effective date of this Amendment and Assignment (the "Amendment and Assignment Effective Date") shall be that date on which the Agent receives the following, in form and substance satisfactory to the Banks and the FMCP L/C Bank:

          (a) this Amendment and Assignment, executed and delivered by the Borrowers;

          (b) copies, certified by the Secretary of each of the Borrowers to be true and complete on the date of execution of this Amendment and Assignment, of the records of all actions taken by such Borrower as may be required according to the terms of such Borrower's charter, other incorporation documents and by-laws to authorize (i) the execution and delivery of this Amendment and Assignment by such Borrower and (ii) the performance by such Borrower of all of its agreements and obligations under this Amendment and Assignment, delivered by the Borrowers. If, no such actions are required, the Borrower shall deliver a letter to such effect; and

          (c) Revolving Credit Notes executed and delivered by the Borrowers and payable to the order of each of the Assignor Banks and the Assignee Banks in the respective aggregate principal amounts set forth under the caption "Commitment" opposite such Bank's name on Schedule 1.01(b) hereto, as amended hereby.

     6. Transfer of Seminole Letters of Credit. Tosco and Seminole hereby instruct the Agent to transfer from Seminole's account to Tosco's account irrevocable Standby Letter of Credit No. I-047-CFSI-50025939 dated October 22, 1992 and issued by the Agent for the benefit of The Chase Manhattan Bank, Karachi, Pakistan in the aggregate face amount of $459,243 and irrevocable Standby Letter of Credit No. I-047-CFSI-50078193 dated April 30, 1993 and issued by the Agent for the benefit of Cargill Fertilizer, Inc. in the aggregate face amount of $7,250,000 (collectively, the "Seminole L/Cs"). Seminole hereby assigns and Tosco hereby unconditionally and irrevocably assumes all of Seminole's rights and obligations with respect to the Seminole L/Cs, whether arising under the Credit Agreement or under the Applications executed in connection with the Seminole L/Cs. The assignment and assumption set forth in this Section 6 shall be effective as of May 4, 1993.

     7. Execution in Counterparts. This Amendment and Assignment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment and Assignment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

     8. Governing Law. This Amendment and Assignment shall be construed according to and governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Assignment to be duly executed as an agreement under seal as of the date set forth at the beginning of this Amendment and Assignment.


                             TOSCO CORPORATION


                             By:______________________________
                                Title:


                             SEMINOLE FERTILIZER CORPORATION


                             By:______________________________
                                Title:


                             BAYWAY REFINING COMPANY


                             By:______________________________
                                Title:


                             THE FIRST NATIONAL BANK OF
                               BOSTON, individually and
                               as Agent


                             By:______________________________
                                Title:


                             BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION,
                               as Co-Agent


                             By:______________________________
                                Title:


                             BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION,
                               individually


                             By:______________________________
                                Title:


                             THE CHASE MANHATTAN BANK
                               (NATIONAL ASSOCIATION),
                               individually and as Co-Agent


                             By:______________________________
                                Title:


                             ARAB BANKING CORPORATION


                             By:______________________________
                                Title:


                             NATIONAL CITY BANK


                             By:______________________________
                                Title:


                             THE FUJI BANK, LIMITED


                             By:______________________________
                                Title:


                             INTERNATIONALE NEDERLANDEN
                             BANK N.V.


                             By:______________________________
                                Title:


                             BANK HAPOALIM B.M.


                             By:______________________________
                                Title:


                             UNITED JERSEY BANK


                             By:______________________________
                                Title:


                             THE YASUDA TRUST AND
                               BANKING CO., LTD.


                             By:______________________________
                                Title:

                                     EXHIBIT 10(c)

                         AMENDMENT NO. 2
                DATED AS OF DECEMBER 10, 1993 TO
              AMENDED AND RESTATED CREDIT AGREEMENT
                    DATED AS OF APRIL 8, 1993

     AMENDMENT No. 2 (the "Amendment") dated as of December 10, 1993 by and among TOSCO CORPORATION, a Nevada corporation ("Tosco"), SEMINOLE FERTILIZER CORPORATION, a Delaware corporation ("Seminole") and BAYWAY REFINING COMPANY, a Delaware corporation ("Bayway") as co-borrowers (collectively, the "Borrowers"), the financial institutions listed on Schedule 1.01(a) to the Credit Agreement referred to below (the "Banks"), THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) ("Chase"), as co-agent, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA"), as co-agent and co-arranger, and THE FIRST NATIONAL BANK OF BOSTON ("FNBB") as agent (in that capacity, the "Agent") and as arranger for the Banks.

     Capitalized terms which are used herein without definition and which are defined in the Credit Agreement referred to below shall have the same meaning herein as in the Credit Agreement.

     WHEREAS, the Borrowers, the Banks, the Co-Agents, the Agent and the FMCP L/C Bank are parties to that certain Credit
Agreement dated as of April 8,1993 (as amended, restated, modified or supplemented and in effect from time to tune, the "Credit Agreement"); and

     WHEREAS, Tosco completed the Seminole Sale on May 4,1993 in accordance with the terms and conditions of Section 7.05 of the Credit Agreement; and

     WHEREAS, Tosco has informed the Banks that it intends to acquire certain refining, distributing and wholesale and retail marketing assets belonging to BP Oil Company in the Pacific Northwest region of the United States of America (the "BP Acquisition"); and

     WHEREAS, in connection with the Seminole Sale and the BP Acquisition, the parties wish to amend the Credit Agreement in order to clarify that the Banks have no further obligation to advance any Loans to Seminole or to issue any additional Credit Instruments for the account of Seminole (other than certain Letters of Credit which shall remain outstanding) and to make certain other modifications to the Credit Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises the parties hereto hereby agree as follows:

     1.   Amendment to Credit Agreement.

     SECTION 1.1. Seminole. The Credit Agreement is hereby amended to provide that (i) Seminole shall no longer be a Borrower thereunder and (ii) none of the Banks shall be under any obligation to make Loans to, or to issue additional Credit Instruments for the account of, Seminole; provided that notwithstanding the foregoing, the FMCP L/C shall remain outstanding and Seminole and Tosco shall continue to be liable for the FMCP L/C Reimbursement Obligations. The Credit Agreement is hereby amended mutatis mutandis as appropriate to reflect the fact that Seminole is no longer a Borrower thereunder.

     SECTION 1.2. Certain Definitions. Section 1.01 of the Credit Agreement is hereby amended by deleting in their entirety the definitions of "Eligible Fertilizer Fixed Assets", "Eligible Fertilizer Raw Material Inventory", "Eligible Fertilizer Raw Material Inventory Under Contract", "Eligible Finished Fertilizer Inventory", "Eligible Finished Fertilizer Inventory Under Contract", "Fertilizer Raw Material Inventory", "Finished Fertilizer Inventory", "Seminole Advance", "Seminole Borrowing Base", "Seminole Overadvance Amount", and "Seminole Revolving Credit Debt". From and after the effective date of this Amendment pursuant to Section 5 hereof, all references contained in the Credit Agreement to the foregoing defined terms shall be deemed to have been deleted.

    SECTION 1.3.  Application.  Section 1.01 of the Credit
Agreement is hereby further amended by deleting the definition of
"Application" in its entirety and replacing it with the following:

          "Application" means(a) an application by any Borrower to the Agent for a Documentary Letter of Credit or Standby Letter of Credit in the forms annexed hereto as Exhibit A-2 or A-3, respectively (or in the event another Bank issues a Letter of Credit, such issuing Bank's forms), or (b) an application by Seminole to the FMCP L/C Bank for an FMCP L/C in such form as is satisfactory to the FMCP L/C Bank.

     SECTION 1.4.  Borrowing Base.  Section 1.01 of the Credit
Agreement is hereby further amended by deleting the definition of "Borrowing Base" in its entirety and replacing it with the following:

          "Borrowing Base" means, as to Tosco or Bayway, at any given time, the sum of the following amounts owned by or reflected on the books of such Borrower at such time:

          (a)  100% of its Eligible Cash and Eligible Cash
               Equivalents,

          (b)  95% of its Eligible Investments,

          (c)  90% of its Major Oil Company Receivables,

          (d)  85% of the excess, if any, of its Eligible
               Receivables over its Major Oil Company
               Receivables,

          (e)  the lesser of (i) 85% of its Eligible Margin
               Deposits, or (ii) $50,000,000,

          (f)  80% of its Eligible Petroleum Inventory,

          (g)  80% of its Eligible Petroleum Inventory Under
               Contract, and

          (h)  100% of its Paid but Unexpired Standby Letters of
               Credit.

     SECTION 1.5. Eligible Exchange Balances. Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of "Eligible Exchange Balances" by deleting the symbol "(i)" and the phrase ", and (ii) with respect to Eligible Exchange Balances included in the Seminole Borrowing Base, at the lower of (A) cost determined on a FIFO basis and (B) the Fair Market Value of such product" from the third sentence thereof.

    SECTION 1.6.  Eligible Receivables.  Section 1.01 of the
Credit Agreement is hereby further amended by inserting at the end of the definition of "Eligible Receivables" the following additional sentence:

          For the purposes of this definition, at any time when the combined Borrowing Base of the Borrowers does not exceed the Credit Limit by at least $50,000,000, Eligible Receivables owing to the Borrowers by any Account Debtor shall be determined on a consolidated basis for the Borrowers net of any and all offsets, counterclaims or contras arising in connection with any such Account owing by such Account Debtor such that the Eligible Receivables owing to one Borrower by an Account Debtor shall be reduced by the amount by which any such offsets, counterclaims or contras relating to Accounts owing to the other Borrower by such Account Debtor exceed that portion of such Accounts which would otherwise be Eligible Receivables.

     SECTION 1.7. Ferndale Refinery. Section 1.01 is hereby further amended by inserting the following new definition in the appropriate alphabetical order:

          "Ferndale Refinery" means the land and improvements known as the Ferndale Refinery, located in Ferndale, Washington, together with the terminals, tanks, pipelines and related facilities used or intended for use in connection therewith.

     SECTION 1.8.  FMCP L/C Limit.  Section 1.01 of the Credit
Agreement is hereby further amended by deleting the definition of "FMCP L/C Limit" in its entirety and replacing it with the following:

               "FMCP L/C Limit" means an initial amount equal to $44,112,705 as reduced by $2,533,383.33 on the fifteenth day of each April and October, commencing
          April 15, 1993.

     SECTION 1.9.  FMCP L/C Maturity Date.  Section 1.01 of the
Credit
Agreement is hereby further amended by deleting the definition of "FMCP L/C Maturity Date", in its entirety and replacing it with the following:

          "FMCP L/C Maturity Date" means December 31, 1997.

     SECTION 1.10. Free Cash.  Section 1.01 of the Credit
Agreement is
hereby amended by deleting the definition of "Free Cash" in its entirety and replacing it with the following definition:

          "Free Cash" means, as to the Company, the cumulative amount, if any, determined as of the last Business Day of the Fiscal Quarter most recently ended (commencing with March 31, 1993 as the first such date of determination), for the period commencing with the Fiscal Quarter ending March 31, 1993 through and including the date of determination, equal to (a) the sum of (i) $150,000,000 plus (ii) 100% of Cash Flow, calculated cumulatively for such period plus (iii) the net cash proceeds received by the Borrowers on or after September 30, 1993 with respect to the issuance by Tosco of its Stock or instruments evidencing Indebtedness for borrowed money (other than in connection with Indebtedness arising pursuant to this Agreement or the refinancing of Indebtedness existing as of December 10, 1993) during such period to the extent such proceeds have not been used to reduce the aggregate amount of Non-Discretionary Capital Expenditures made by the Borrowers from and including the Fiscal Quarter ending September 30, 1993 pursuant to clause (b) of the definition of Non-Discretionary Capital Expenditures; provided that net cash proceeds received by the Borrowers from the issuance of instruments evidencing Indebtedness for borrowed money may only be included in Free Cash if the maturity of the Indebtedness evidenced thereby (including any and all interim amortization payments) occurs after April 8, 1997, minus (b) the sum of, without duplication,
     (i) all dividends paid or declared by Tosco pursuant to Sections 7.03 and 7.04 during such period plus (ii) Debt Service, calculated cumulatively for such period, plus
     (iii) the aggregate amount of prepayments of Indebtedness of the Company in advance of the scheduled maturity date thereof during such period, plus (iv) the amount of any Free Cash utilized by the Borrowers or any Restricted Subsidiary at any time during such period.

     SECTION 1.11.  Adjusted Permitted Debt Amount.  Section
1.01
is
hereby further amended by inserting the following new definition in the appropriate alphabetical order:

          "Adjusted Permitted Debt Amount" means an aggregate Dollar amount determined by multiplying (a) the aggregate net cash proceeds received by Tosco on or after September 30, 1993 from the issuance by Tosco of its Stock (excluding debt instruments convertible into stock and all redeemable stock) by (b)that percentage set forth below opposite the Leverage Ratio as in effect at the end of the fiscal quarter immediately preceding the quarter in which Indebtedness in excess of $50,000,000 is to be incurred as permitted by SECTION 7.01(a)(viii).

          Leverage Ratio                Percentage of Increase

          less than 1.2:1                         100%
          less than or equal to 1.5:1 and         85%
            greater than or equal to 1.2:1
          greater than 1.5:1                      50%

     SECTION 1.12. Funded Debt. Section 1.01 is hereby further amended by inserting the following new definition in the appropriate alphabetical order:

          "Funded Debt" of any Person means, at any time, the amount of all Indebtedness for borrowed money (other than short-term trade credit) or for the deferred purchase price of Capital Assets plus Capitalized Lease Obligations, calculated in accordance with GAAP.

     SECTION 1.13.  Leverage Ratio.  Section 1.01 is hereby
further
amended by inserting the following new definition in the appropriate alphabetical order:

          "Leverage Ratio" means the ratio of Funded Debt of the Company to Tangible Net Worth of the Company, determined on a LIFO basis.

     SECTION 1.14.  Non-Discretionary Capital Expenditures.
Section
1.01 of the Credit Agreement is hereby further amended by deleting the definition of "Non-Discretionary Capital
Expenditures" in its entirety and replacing it with the following:

          "Non-Discretionary Capital Expenditures" means for any fiscal year of the Company, (a) all Capital Expenditures of the Company during such fiscal period for (i) deferred turnaround costs with respect to the Avon Refinery, the Bayway Refinery, the Ferndale Refinery and any other refinery owned by Tosco or Bayway at the relevant time of reference thereto, so classified on a basis consistent with current practice and (ii) all other Capital Expenditures necessarily incurred by the Company in order to maintain its property, plants and equipment (including, without limitation, the Avon Refinery, the Bayway Refinery, the Ferndale Refinery and such other refinery owned by Tosco or Bayway at the relevant time of reference thereto) in compliance with applicable Environmental Laws and other laws and regulations, minus (b) an amount equal to the sum of (i) the net cash proceeds received by the Company with respect to the issuance of Stock or instruments evidencing Indebtedness for borrowed money (other than in connection with Indebtedness arising pursuant to this Agreement or refinancings of Indebtedness existing as of the Closing
     Date) during such fiscal period; plus (ii) the lesser of
     (x) the net cash proceeds received by the Company with respect to the issuance of Stock or instruments evidencing Indebtedness for borrowed money (other than in connection with Indebtedness arising pursuant to this Agreement or refinancings of Indebtedness existing as of December 10,
     1993) during prior fiscal periods and (y) an amount equal to Free Cash as at the end of such fiscal period; provided that in no event shall the amount subtracted in accordance with this clause (b) reduce Non-Discretionary Capital Expenditures to an amount less than zero ($0).

     SECTION 1.15.  Restricted Investment.  Section 1.01 of the
Credit
Agreement is hereby further amended by amending the definition of "Restricted Investment" by deleting clause (ix) thereof and inserting the following:

          (ix) investments in respect of intercompany loans made by Tosco to Bayway in connection with Bayway
          Advances hereunder.

     SECTION 1.16. Tosco Revolving Credit Debt. Section 1.01 of the
Credit Agreement is hereby further amended by deleting the definition of "Tosco Revolving Credit Debt" and replacing it with the following:

          "Tosco Revolving Credit Debt" means at any time, (a) the aggregate principal amount of all Borrowings at such time made pursuant to Article II and issued for the account of or requested by Tosco, including, without limitation,
     (i) all such Borrowings in cash thereunder, (ii) the aggregate principal amount of all such Letter of Credit Reimbursement Obligations outstanding thereunder and (iii) the aggregate principal amount of all such Acceptance Obligations outstanding thereunder, but not including (b) the aggregate principal amount of Bayway Advances outstanding at such time.

     SECTION 1.17.  Capitalization.  Section 4.05(c) of the
Credit
Agreement is hereby deleted in its entirety and replaced with the following:

          (c) The authorized capitalization of Tosco, as of the date hereof, consists of 50,000,000 shares of common stock and 12,000,000 shares of preferred stock and as of December 10, 1993 34,811,158 shares of common stock are issued and outstanding (including 2,548,999 treasury shares), 6,391,189 shares of common stock are reserved for issuance and 2,300,000 shares of preferred stock are issued and outstanding.

     SECTION 1.18.  Reports.  Section 5.04(c) of the Credit
Agreement
is hereby deleted in its entirety and replaced with the following:

          (c) As soon as available, and in any event within thirty (30) days after the end of each calendar month commencing with the calendar month preceding the month during which the Closing Date occurs, detailed consolidated and consolidating monthly statements of income or loss of the Company and consolidated and consolidating balance sheets of the Company (including a statement of the amount of the Company's LIFO reserve) and consolidated and consolidating statements of cash flow of the Company as at the end of such month and a management-prepared statement showing the contribution to Net Income (Loss) for the fiscal period covered by such monthly statement made by the Avon Refinery and the Ferndale Refinery, all of which shall be certified as true, complete and correct (to the best of such officer's knowledge) by the Chief Financial Officer of Tosco.

     SECTION 1.19.  Reports.  Section 5.04(d)(i) of the Credit
Agreement is hereby deleted in its entirety and replaced with the following:

          (i) the consolidated and consolidating balance sheets of the Company (including a statement of the amount of the Company's LIFO reserve) as at the end of such quarter and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company for such quarter and, after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, for the portion of the current Fiscal Year then ended (all in reasonable detail and including a management statement showing the contribution to Net Income (Loss) made by the Avon Refinery and the Ferndale Refinery for such fiscal periods), accompanied by a certificate from the Chief Financial Officer of Tosco stating that such statements have been properly prepared in accordance with the books and records of the Company and fairly present the financial condition and operations of the Company subject only to normal year-end audit adjustments;

     SECTION 1.20.  Reports.  Section 5.04 of the Credit
Agreement is
hereby further amended by inserting the following new subsection
(q) after existing subsection (p):

          (q) Promptly and in any event within fifteen (15) days after knowledge thereof, the Borrowers shall give the Agent and BofA as Co-Agent notice if there is a material likelihood that the aggregate amount by which any offsets, contras or counterclaims, calculated on a consolidated basis, with respect to Eligible Receivables will exceed by more than $50,000,000 the gross amount of the Accounts comprising the Eligible Receivables to which such offsets, contras or counterclaims relate.

     SECTION 1.21.  Right to Inspect Premises and Records.
Section 5.05
of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

          In addition and without limiting the generality of the foregoing, each Borrower agrees that the Agent and BofA as Co-Agent may conduct, at the Borrowers' cost and expense, such additional special audits of the consolidated netting practices used by the Company in connection with the calculation and reporting of Eligible Receivables as the Agent and BofA as Co-Agent may deem necessary and desirable.

     SECTION 1.22. Material Change in Business. Section 5.11 of the
Credit Agreement is hereby deleted in its entirety and replaced with the following:

          5.11. Material Change in Business. Tosco's primary business shall continue to be petroleum refining, distribution, wholesale and retail marketing and related businesses (other than oil and gas exploration, natural gas marketing and petroleum trading which does not directly support the primary refining, distribution and marketing business). Tosco shall notify the Agent promptly (and in any event by no later than the next Business Day) upon (i) any termination of the ARCO Exchange Agreement or any failure of the ARCO Exchange Agreement to be in full force and effect and (ii) any termination of the Exxon Supply Agreement or any failure of the Exxon Supply Agreement to be in full force and effect. Bayway's primary business shall be petroleum refining, distribution, wholesale and retail marketing and related businesses (other than oil and gas exploration, natural gas marketing and petroleum trading which does not directly support the primary refining, distribution and marketing business).

     SECTION 1.23. Appraisals of Seminole Property.  Section
5.17
of
the Credit Agreement is hereby deleted in its entirety.

     SECTION 1.24.  Ratio of Funded Debt to Tangible Net Worth.
Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          (c) The Leverage Ratio, during any period set forth in the table below, shall not at any time exceed the ratio set forth opposite such period in the table below:

               Period                        Ratio

          Closing Date through 12/30/93      1.9:1.0
          12/31/93 through 12/30/94          1.5:1.0
          12/31/94 through 12/30/95          1.4:1.0
          12/31/95 and thereafter            1.2:1.0.

     SECTION 1.25.  Limitations on Indebtedness.  Section
7.01(a)(iv)
of the Credit Agreement is hereby amended by deleting the phrase
"in respect of Seminole Advances" from the second and third lines thereof.

     SECTION 1.26.  Limitations on Indebtedness.  Section
7.01(a)(viii)
of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          (viii) Indebtedness in an aggregate principal amount not to exceed $50,000,000 plus the Adjusted Permitted Debt Amount; provided that any such Indebtedness in excess of $50,000,000 shall have a maturity date no earlier than 120 days after the Maturity Date hereof; and

     SECTION 1.27. Limitations on Liens, Etc. Section 7.02 of the
Credit Agreement is hereby amended by (a) deleting the word "or" from the end of subsection (l) thereof, (b) deleting the period at the end of subsection (m) thereof and replacing it with the phrase"; or" and (c) inserting the following new subsection (n) after the existing subsection (m):

          (n) on fixed assets acquired after September 30, 1993 to secure Indebtedness which at the time does not exceed the lesser of the purchase price or the net book value of such assets.

     SECTION 1.28.  Limitations on Restricted Payments, Etc.
Section
7.03 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          7.03. Limitation on Restricted Payments, Restricted Prepayments, Restricted Investments and Discretionary Capital Expenditures. Except as permitted in Sections 7.01(a)(v) and 7.04, the Borrowers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure, or enter into any agreement to make any Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Investment, Restricted Payment, Restricted Prepayment, or Discretionary Capital Expenditure, (A) Tosco may pay or provide funds for Seminole to pay obligations owing to Cargill Fertilizer, Inc. in the amount of $14,500,000 and the FMCP L/C Reimbursement Obligations or the underlying debt secured by such letters of credit and
     (B) the Borrowers and/or any Restricted Subsidiary may make Restricted Investments, Restricted Payments, Restricted Prepayments and/or Discretionary Capital Expenditures solely to the extent that (a) with respect to any Restricted Investment, such Restricted Investment is listed on Schedule 7.03, (b) such Restricted Investment, Restricted Payment, Restricted Prepayment, or Discretionary Capital Expenditure would otherwise be permitted under this Agreement but for the applicability of this Section 7.03,
     (c) with respect to any Discretionary Capital Expenditure, such Discretionary Capital Expenditure is listed on
     Schedule 7.03, or (d) such Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure is made out of Free Cash, as set forth on the most recently certified quarterly computation of Free Cash delivered to the Banks pursuant to Section 5.04(d)(ii) hereof, as reduced for all other Restricted Investments, Restricted Payments, Restricted Prepayments, and Discretionary Capital Expenditures made or to be made since the delivery of such quarterly computation provided, however, that if the Leverage Ratio is greater than 1.2 to
     1.0 (as set forth in the most recent Compliance Certificate delivered to the Banks pursuant to Section 5.04(d)(iii) hereof after giving effect to all such Restricted Investments, Restricted Payments, Restricted Prepayments and Discretionary Capital Expenditures made or to be made since the delivery of such computation), (i) no Restricted Prepayment of Subordinated Debt incurred after the Closing Date shall be made and (ii) no Restricted Payment shall be made except as otherwise permitted by Section 7.04. Notwithstanding any provision contained herein to the contrary, (i) Tosco shall not, directly or indirectly, make any Restricted Investment in, or enter into any agreement to make any Restricted Investment in Continental-Tosco Limited Partnership in excess of $50,000,000 in aggregate amount, and (ii) Tosco shall not make any Restricted Investment in an amount in excess of $5,000,000 in the stock or obligations of any Person or any Discretionary Capital Expenditure in excess of $5,000,000 other than Restricted Investments in the stock or obligations of a Person whose primary business is petroleum refining, distribution, wholesale and retail marketing and related businesses (other than oil and gas exploration, natural gas marketing and petroleum trading which does not directly support the primary refining, distribution and marketing business) and Discretionary Capital Expenditures for assets to be used in connection with petroleum refining, distribution, wholesale and retail marketing and related businesses (other than oil and gas exploration, natural gas marketing and petroleum trading which does not directly support the primary refining, distribution and marketing business), provided that the aggregate amount (calculated as provided below) of all Restricted Investments in Persons whose primary business is petroleum refining, distribution, wholesale and retail marketing and related businesses and Discretionary Capital Expenditures for assets used for petroleum refining, distribution, marketing and related businesses shall not exceed $225,000,000. For the purposes of clause (ii) of the preceding sentence, the amount of Restricted Investments and Discretionary Capital Expenditures shall be equal to the purchase price (in the case of the acquisition of any business, exclusive of the cost of any acquired working capital to the extent not reflected in the purchase price) plus the amount of any liabilities assumed in connection therewith

     SECTION 1.29. Limitations on Sale. Section 7.05(a)(iv) of the
Credit Agreement is hereby deleted in it entirety and replaced with the following:

          (iv)  Tosco may sell or otherwise dispose of the FMCP
     Interest and upon the request of Tosco in conjunction with such sale, the Agent shall release its Lien thereon without further requirement of consent from the Banks.

     SECTION 1.30.  Schedules 1.01(a) and (b). The Credit
Agreement is
hereby amended by deleting Schedule 1.01(a) and (b) thereto and replacing them with Schedule 1.01(a) and (b) hereto.

     SECTION 1.31.  Schedule 4.10.  The Credit Agreement is
hereby
amended by deleting Schedule 4.10 thereto and replacing it with
Schedule 4.10 hereto.

     SECTION 1.32.  Schedule 4.16.  The Credit Agreement is
hereby
amended by deleting Schedule 4.16 thereto and replacing it with
Schedule 4.16 hereto.

     SECTION 1.33.  Schedule 4.21. The Credit Agreement is
hereby
amended by deleting Schedule 4.21 thereto and replacing it with
Schedule 4.16 hereto.

     SECTION 1.34. Exhibit L. The Credit Agreement is hereby amended by deleting Exhibit L thereto and replacing it with Exhibit L attached hereto.

     2. Scope of Amendment. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

     3. Representations and Warranties. The Borrowers hereby jointly and severally represent and warrant to the Banks, the Agent and the FMCP L/C Bank as follows:

     (a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrowers and Seminole contained in the Credit Agreement (i) were true and correct in all material respects when made, and (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

     (b) Authority, etc. The execution and delivery by the Borrowers and Seminole of this Amendment and the performance by the Borrowers and Seminole of all of their agreements and obligations under this Amendment are within the corporate authority of each of the Borrowers and Seminole, have been duly authorized by all necessary corporate action on the part of each of the Borrowers and Seminole, and do not and will not (i) contravene any provision of any Borrower's or Seminole's charter, other incorporation papers, by-laws or any stock provision, or any amendment thereof, (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of any Borrower or Seminole under agreement, deed of trust, indenture, mortgage or other instrument to which such Borrower or Seminole is a party or by which any of such Borrower's or Seminole's properties are bound,
(iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official, (iv) require any waiver, consent or approval by any creditor of any Borrower or Seminole which has not been obtained and (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law, except those actions which have been taken or will be taken prior to the date of execution of this Amendment.

     (c) Enforceability of Obligations. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrowers and Seminole enforceable against the Borrowers and Seminole in accordance with their respective terms, provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applications affecting the rights and remedies of creditors, and (ii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

     4. Conditions to Effectiveness. The effectiveness of this Amendment No. 2 shall be conditioned upon receipt by the Agent of the following, in form and substance satisfactory to the
Banks:

     (a) this Amendment No. 2, executed by the Borrowers, the Banks, the Agent, the Co-Agents and the FMCP L/C Bank;

     (b) copies, certified by the Secretary of each of the Borrowers and Seminole to be true and complete on the date of execution of this Amendment, of the records of all actions taken by such Borrower and Seminole as may be required according to the terms of such Borrower's or Seminole's charter, other incorporation documents and by-laws to authorize (i) the execution and delivery of this Amendment by such Borrower and Seminole and (ii) the performance by such Borrower and Seminole of all of its agreements and obligations under this Amendment; and

     (c) a fee in the amount of $5,000 for each Bank, payable to the Agent for the account of each of the Banks.

     5. Effective Date. Upon satisfaction of the conditions set forth in Section 4 hereof, the provisions of this Amendment
No. 2
shall be deemed effective as of December 10, 1993.

     6. Execution in Counterparts. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

     7. Governing Law. This Amendment shall be construed according to and governed by the laws of the Commonwealth of Massachusetts.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an agreement under seal as of the date set forth at the beginning of this Amendment.

                                 TOSCO CORPORATION



                                 By:
                                   Title


                                 SEMINOLE FERTILIZER CORPORATION



                                 By:
                                   Title


                                 BAYWAY REFINING COMPANY



                                 By:
                                   Title


                                 THE FIRST NATIONAL BANK OF
                                   BOSTON, individually and as
                                   Agent



                                 By:
                                   Title


                                 BANK OF AMERICA NATIONAL TRUST
                                   AND SAVINGS ASSOCIATION, as
                                   Co-Agent



                                 By:
                                   Title


                                 BANK OF AMERICA NATIONAL TRUST
                                   AND SAVINGS ASSOCIATION,
                                   individually



                                 By:
                                   Title


                                 THE CHASE MANHATTAN BANK
                                   (NATIONAL ASSOCIATION),
                                   individually and as Co-Agent



                                 By:
                                   Title


                                 ARAB BANKING CORPORATION



                                 By:
                                   Title


                                 NATIONAL CITY BANK



                                 By:
                                   Title


                                 THE FUJI BANK, LIMITED



                                 By:
                                   Title


                                 INTERNATIONALE NEDERLANDEN
                                   (U.S.) CAPITAL CORPORATION



                                 By:
                                   Title


                                 BANK HAPOALIM, B.M.



                                 By:
                                   Title



                                 By:
                                   Title


                                 UNITED JERSEY BANK



                                 By:
                                   Title


                                 THE YASUDA TRUST AND BANKING
                                   CO., LTD.



                                 By: Kiyoshi Terao
                                   Title:  Joint General Manager


                                 INTERNATIONALE NEDERLANDEN
                                   BANK, N.V., as FMCP L/C Bank



                                 By:
                                   Title

                                                   Exhibit 10(e)


                            SCHEDULE


     Peter A. Sutton          Vice President, Tosco Corporation

     AMENDMENT, effective as of the first day of January, 1993 to that certain Amended and Restated Agreement dated as of the 15th day of November, 1989, by and between Tosco Corporation, a Nevada corporation ("Tosco"), and Peter A. Sutton, (the
"Executive").

     For and in good consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, Tosco and Executive agree that the Agreement be and hereby is amended as follows:

     Section 3(a) is hereby deleted and replaced with the following:

          "Following the termination of the Executive's employment as provided in Section 1(a) hereof, Tosco shall pay to the Executive a lump sum severance payment (the "Lump Sum Severance Payment"), no later than five days after such termination, in an amount equal to twenty four (24) months of his base annual salary at the rate in effect immediately prior to such termination (exclusive of any bonuses or incentive pay)."


Tosco Corporation                  Executive


By:_____________________           ________________________

     AMENDMENT, effective as of the first day of February, 1993 to that certain Amended and Restated Agreement dated as of the 15th day of November, 1989, by and between Tosco Corporation, a Nevada corporation ("Tosco"), and James M. Cleary, (the
"Executive").

     For and in good consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, Tosco and Executive agree that the Agreement be and hereby is amended as follows:

     Section 3(a) is hereby deleted and replaced with the following:

          "Following the termination of the Executive's employment as provided in Section 1(a) hereof, Tosco shall pay to the Executive a lump sum severance payment (the "Lump Sum Severance Payment"), no later than five days after such termination, in an amount equal to twenty four (24) months of his base annual salary at the rate in effect immediately prior to such termination (exclusive of any bonuses or incentive pay)."


Tosco Corporation                  Executive


By:_____________________           ________________________

                                  EXHIBIT 10(g)


THIS AGREEMENT made as of this 1st day of January 1, 1993, by and between Tosco Corporation, a Nevada corporation ("Tosco"), and Thomas D. O'Malley (the "Executive").

                      W I T N E S S E T H:
     WHEREAS, the Executive is a key employee of Tosco; and WHEREAS, Tosco deems it important and appropriate to assure to itself the continued availability of certain services and assistance of Executive; and
     WHEREAS, Executive is willing to perform certain services for, and to make certain information available to, Tosco as Tosco may request, provided Executive is appropriately compensated, in the event his employment by Tosco terminates.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Tosco and the Executive agree as follows:
     1.  If during the term of this Agreement:
          (a) Executive's employment with Tosco is terminated, the Executive shall be entitled to the benefits provided in
Section 3 (a) hereof, unless such termination is (i) due to Executive's death or disability (as hereinafter defined), (ii) by Tosco for Cause (as hereinafter defined) or (iii) by the Executive other than for Good Reason (as hereinafter defined);
          (b) a Change of Control takes place, the provisions of paragraph 3(b) shall control in lieu of the provisions of
Section 1(a) above.
     2.  When used in this Agreement:
          (a) "Cause" shall mean the material and intentional failure by the Executive to substantially perform his duties as an employee of Tosco (other than by reason of Disability or for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies such failure; actual (as distinguished from statutory) fraud; intentional misappropriation of property of Tosco to the Executive's own use; embezzlement from Tosco; or substantial damage to property of Tosco which property is material to Tosco's operations and which damage results from an action by the Executive which intentionally causes such damage. The burden of proving Cause shall be on Tosco. It is specifically agreed that Cause shall not include any act of commission or omission by the Executive in the exercise of the Executive's business judgment as an employee of Tosco or as a member of the Board of Directors of Tosco.
          (b) "Disability" shall mean Executive's incapacity due to physical or mental illness resulting in his absence from full-time performance of his functions for a period in excess of six (6) consecutive months.
          (c) "Good Reason" shall mean, without Executive's express written consent, any of the following:
               (i)  the assignment of Executive of duties
          inconsistent with and of a lesser nature than his present position or a significant reduction in the nature of Executive's responsibility;
               (ii)  a reduction in the fixed elements, or
          change in the method of calculation of the variable elements that would reduce the amount receivable, of the Executive's annual compensation;
               (iii) the relocation of Executive's office to a location more than 50 miles from the area where such offices are presently located; or
               (iv)  Tosco shall have given notice pursuant to
          Section 6 hereof that it does not wish to extend the term of this Agreement.
In the event Executive has attained the age of 55 years and terminates his employment with Tosco, such voluntary termination of employment by Employee shall be deemed, for purposes of this Agreement, to be termination for "Good Reason", provided Executive agrees in writing to provide to Tosco at no further expense to Tosco, as Tosco may reasonably request from time-to-time, information with respect to Executive's duties at Tosco.
     3. (a) Following the termination of the Executive's employment as provided in Section 1(a) hereof, Tosco shall pay to the Executive a lump sum severance payment (the "Lump Sum Severance Payment"), no later than five (5) days after such termination, in an amount equal to thirty (30) months multiplied by his monthly base salary then in effect, exclusive of any bonuses.
          (b) Within ten (10) business days after the date of a Change of Control of Tosco, Tosco or its successors as a result of the Change of Control (collectively referred to herein as Tosco), shall have the right, in its discretion, to elect to have the Executive's employment continue, for an additional full period of six (6) months, on terms and conditions no less favorable to the Executive as were in existence on the date of the Change of Control.
               (i) If Tosco does not elect to continue such employment of the Executive, Tosco shall pay to the Executive the full Lump Sum Severance Payment in accordance with Section 3(a).
               (ii) If Tosco elects to continue the employment of the Executive with Tosco on such terms and notifies the Executive of its election, and if the Executive refuses such offer and terminates his employment, the Executive shall not be entitled to any Lump Sum Severance Payment.
               (iii) If Tosco elects to continue the employment of the Executive with Tosco on such terms and notifies the Executive of its election, and if the Executive agrees to and does continue such employment during such full period, the Executive and Tosco shall then seek to reach mutual agreement as to continued employment of the Executive by Tosco after such full period. If such agreement is reached, the terms and conditions thereof shall supersede this agreement and this agreement shall be deemed terminated; if Tosco and the Executive do not reach mutually acceptable further employment terms within ten (10) days after the termination of the such full employment period, Tosco shall pay to the Executive, within five (5) days thereafter, an amount equal to seventy-five percent (75%) of the Lump Sum Severance Payment.
          (c) In the event that the employment of the Executive by Tosco is terminated by reason of the provisions of paragraph 1(a) hereof, or if there has been a Change of Control, all options or shares of stock which have been granted or issued to the Executive by Tosco which are not vested or are subject to restrictions at the time of termination shall vest immediately upon such termination in the event of a termination pursuant to paragraph 1(a) hereof, or upon the date of Change of Control in the event of a Change in Control, and such restrictions shall lapse. The amounts to be received by the Executive pursuant to clauses (a) or (b) of this Section 3 and options and shares which become vested pursuant to the provisions of this Section 3(c) are collectively referred to herein as the "Total Severance Payments."
          (d) If the Executive shall resort to any action or proceeding to recover any amount from Tosco which Tosco has failed to pay as provided in this Section 3 and the Executive shall be awarded any amounts in any such action or proceeding, Tosco shall promptly pay and reimburse to the Executive all or the costs and expenses (including attorneys' fees) incurred by the Executive in and with respect to such action or proceeding.
          (e) For the purposes of this Agreement, "Change of Control" shall be deemed to have occurred if:
               (i)  any "person" or "group" (as defined in
          Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of Common Stock of Tosco. Common Stock of Tosco shall be computed on a fully diluted basis and shall include the outstanding common stock par value of $.75 per share of Tosco and all shares of common stock of Tosco underlying outstanding convertible securities and warrants of Tosco; or
               (ii) the stockholders of Tosco approve (A) a merger or consolidation of Tosco with any other corporation except a merger or consolidation (an "Acquisition Transaction") which would result in the voting securities of Tosco outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the voting securities of Tosco or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of Tosco or (C) the sale or disposition by Tosco, directly or indirectly, of the Avon Refinery.
               (iii) there is a change in the composition of the Board of Directors of Tosco by other than the individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") and individuals elected or nominated by a vote of the Board constituting at least one person more than one-half of the Incumbent Board (which individuals shall then be considered the Incumbent Board) so that the Incumbent Board shall not constitute a majority of the Board of Directors of Tosco after such transaction.
               (iv) notwithstanding anything to the contrary contained in this Section 3(e), the acquisition of any Common Stock or any other security of Tosco or the designation of the Board of Directors of Tosco by Argus Energy Corporation or any of its associated or affiliated groups shall not constitute a Change of Control.
     4.  Notwithstanding anything to the contrary contained in
Section 3 hereof, in the event that any payment or benefit received or to be received by the Executive in connection with the termination of his employment whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Tosco (collectively with his Total Severance Payments herein called "Total Payments"), would not be deductible, in whole or part, as a result of Section 280G of the Internal Revenue Code of 1986, as hereafter amended (the "Code"), by Tosco, the Total Severance Payments shall be reduced until no portion of the Total Payments is not deductible, or the Total Severance Payments are reduced to zero, with any payments deemed made pursuant to Section 3(c) hereof to be reduced prior to payments to be made pursuant to Section 3(a) or 3(b) hereof. This provision may be waived by the Board of Directors of Tosco in the exercise of its discretion. The determination as to whether any portion of the Total Payments would not be deductible by Tosco as a result of Section 280G of the Code shall be determined by the Committee on Resources and Personnel of the Board of Directors (or any committee thereof performing similar functions) after consultation with Tosco's independent auditors and counsel, and any such determination made in good faith shall be binding upon the employee and Tosco.
     5. The Executive shall not be required to mitigate the amount of any payment provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by the Executive as the result of the employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Tosco or otherwise.
     6. This Agreement shall commence on the date hereof and shall continue in effect for one (1) year from the date hereof; provided, however, that commencing on the anniversary of this Agreement and each anniversary thereafter, this Agreement shall automatically be extended for one additional year, unless not later than six months prior to any anniversary, Tosco shall have give notice to the Executive that it does not wish to extend this Agreement.
     7. The terms of this Agreement shall supersede and replace any employment or severance agreement which the Executive may have with Tosco or any subsidiary and upon execution of this Agreement any such other employment agreement shall be terminated and of no further force or effect. Nothing in this Agreement shall be construed to be a commitment or guarantee of future employment with Tosco.
     8. (i) Tosco will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Tosco to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Tosco would be required to perform it if no such succession had taken place. Failure of Tosco to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Tosco in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminates his employment for Good Reason.
          (ii) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.
     9. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:
          To the Corporation:      Tosco Corporation
                                   72 Cummings Point Road
                                   Stamford, CT  06902

          To the Executive:        Thomas D. O'Malley
                                   Horse Island
                                   Head Point
                                   Greenwich, CT 06830


     10. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Tosco under Section 3 shall survive the expiration of the term of this Agreement.
     11. Subject to the last sentence of this Section 11, after the date hereof the Executive shall not become a member of the board of directors of or perform a similar function with any other entity without the prior approval of the Tosco Committee on Resources and Personnel, which approval shall not be unreasonably withheld. In the event that such approval is given, the Executive confirms that the performance of his duties and obligations as an employee of Tosco shall not be interfered with by his obligations to such other board of directors or entity. In no case shall the Executive assume any position with any entity which shall violate the Conflicts of Interest policy of Tosco (a copy of which has been received) or cause the Executive to divulge any confidential information relating to Tosco or any affiliated entity. Approval of the Committee on Resources and Personnel shall not be required for the Executive to become a member of the board of directors of, or perform a similar function with, family or charitable entities.
     12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     13. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officers, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
     15. Any controversy or claim arising out of or relating to this Agreement, the interpretation thereof, or the breach therefor, shall be submitted to arbitration and such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TOSCO CORPORATION

By:_______________________              Date:___________________

                                        Date:___________________
Thomas D. O'Malley
Executive


                           SCHEDULE A
                       (to exhibit 10(g))



Jefferson F. Allen            Executive Vice President,
                                   Tosco Corporation


Wilkes McClave III            Vice President,
                                   Tosco Corporation

Dwight L. Wiggins             Vice President,
                                   Tosco Corporation
                              (copy of severance agreement
                              attached)

Robert J. Lavinia             Vice President,
                                   Tosco Corporation
                              (copy of severance agreement
                              attached)

     Agreement made as of this 1st day of January, 1993, by and between Bayway Refining Company, a Delaware corporation ("BRC"), and Mr. Dwight L. Wiggins (the "Executive").
                      W I T N E S S E T H :
     WHEREAS, the Executive is now or is expected to become a key employee of BRC; and
     WHEREAS, BRC deems it important and appropriate to assure to itself the availability of the service of Executive and to induce the Executive to render services to BRC or as BRC may direct; and
     WHEREAS, the Executive deems it in his best interests to be appropriately compensated if his employment shall be terminated under certain circumstances and to set forth certain other matters:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, BRC and the Executive agree as follows:
     1.   If during the term of this Agreement:
          (a) Executive's employment with BRC is terminated, the
Executive shall be entitled to the benefits provided in section 3(a) hereof, unless such termination is (i) due to Executive's death or Disability (as hereinafter defined), (ii) by BRC for Cause (as hereinafter defined) or (iii) by the Executive other than for Good Reason (as hereinafter defined).
     2.   When used in this Agreement:
          (a) "Cause" shall mean the material and intentional failure by the Executive to substantially perform his duties as an employee of BRC (other than by reason of Disability or for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies such failure; fraud; intentional misappropriation of property of BRC to the Executive's own use; embezzlement from BRC; or substantial damage to property of BRC which property is material to BRC's operations and which damage results from an action by the Executive which intentionally causes such damage. The burden of proving Cause shall be on BRC. It is specifically agreed that cause shall not include any act of commission or omission by the Executive in the exercise of the Executive's business judgment in good faith on behalf of BRC as an employee of BRC.
          (b) "Disability" shall mean Executive's incapacity due to physical or mental illness resulting in his absence from full-time performance of his functions for a period of four (4) consecutive months.
          (c) "Good Reason" shall mean, without Executive's express written consent, any of the following:
               (i) reduction by BRC in the executive's annual base salary as in effect at any time; or
               (ii) BRC shall have given notice pursuant to
          Section 5 hereof that it does not wish to extend the term of this Agreement.
     3. (a) Following the termination of the Executive's employment under section 1(a) hereof, BRC shall pay to the Executive a lump sum severance payment (the "Lump Sum Severance Payment"), no later than five (5) days after such termination, in an amount equal to thirty-six (36) months multiplied by his base monthly salary at the rate in effect immediately prior to such termination, exclusive of any bonuses or incentive pay, provided, however, that in the event Executive terminates his employment with Exxon U.S.A., commences full-time employment with BRC, and BRC (or an affiliate) does not acquire the Bayway Refinery, such amount shall be thirty-six (36) months multiplied by his base monthly salary at the rate in effect immediately prior to such termination.
          (b) In the event that the employment of the Executive by BRC is terminated by reason of the provisions of section 1(a) hereof, all options or shares of stock which have been granted or issued to the Executive as a result of his employment by BRC which are not vested or are subject to restrictions at the time of termination shall vest immediately upon such termination and such restrictions shall lapse.
          (c) If the Executive shall resort to any action or proceeding to recover any amount of BRC which BRC has failed to pay as provided in this Section 3 and the Executive shall be awarded any amounts in any such action or proceeding, BRC shall promptly pay and reimburse to the Executive all of the costs and expenses (including attorneys' fees) incurred by the Executive in and with respect to such action or proceeding.
     4. The Executive shall not be required to mitigate the amount of the payment provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by the Executive as the result of the employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to BRC or otherwise.
     5. BRC'S obligations under this Agreement shall commence the date Executive first becomes an employee of BRC, and this Agreement, except as to matters set forth in Sections 6, and 7 below, shall continue in effect for a term of three (3) years from the date hereof; provided, however, that commencing on the third anniversary of this Agreement and each second anniversary thereafter, this Agreement shall automatically be extended for two additional years unless not later than six months prior to any anniversary, Tosco shall have given notice to the Executive that it does not wish to extend this Agreement.
     6. In the course of his employment Executive will become knowledgeable about BRC's (and its affiliates) business strategies and development plans; customers; pricing strategies; technical, production, financial and commercial capabilities; and other confidential affairs of BRC not readily available to the public.

In light thereof, Executive agrees:
          (a) to keep secret and retain in the strictest confidence all confidential matters of BRC and its affiliates and not to disclose them to any one outside of BRC, either during or,
as provided below, after his employment by BRC, except in the course of performing the duties of his employment by BRC or with BRC's express written consent; and
          (b) to deliver promptly to BRC on termination of this Agreement, or at any other time that BRC may request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and other documents (and all copies thereof), whether in
written,
electronic, or other form, relating to BRC's or its affiliates' business and all property associated therewith, which he may then possess or have under his control.
          The provisions of this Section shall survive the termination of Executive's employment with BRC (or any affiliate)
for a period of two (2) years and the obligations hereunder
shall
be in addition to, and not in place of, any other
confidentiality
agreements or obligations Executive may have with or to BRC or its
affiliates.
     7.  (a)  During Executive's employment with BRC, Executive
(i) shall not accept employment from any person or entity other than BRC or its affiliates without the prior written consent of BRC, (ii) shall not invest in or provide services to any person or entity (other than BRC or its affiliates) that engages in the same
or similar businesses of BRC and/or its affiliates (the "Restricted Businesses"), and shall not engage in the Restricted Businesses except on behalf of BRC or its affiliates, without the prior written consent of BRC; provided, however, that nothing herein shall prohibit the Executive from purchasing up to five percent of the outstanding voting shares of any corporation involved in the Restricted Businesses that are publicly traded on any national securities exchange or reported on the NASD, Inc., and (iii) shall not participate in any investment or activity that would be in conflict with or substantially impair the
Executive's
ability to discharge the duties of his employment with BRC.
          (b)  Following the termination of Executive's
employment
with BRC, for a period of time equal to the period used in determining any severance payment made hereunder (if any there may
be), Executive shall not call on or otherwise solicit the
business
of past or present customers of BRC or of those entities whose business BRC was soliciting or preparing to solicit during the term of Executive's employment with BRC.
          The obligations of this section 7 are in addition to those contained in Section 6 above.
     8. The terms of this Agreement shall supersede and replace any employment or severance agreement which the Executive may have with BRC and upon execution of this Agreement any such other employment agreement shall be terminated and of no further force or effect. Nothing in this Agreement shall be construed to be a commitment or guarantee of future employment with BRC.
     9. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued
to live, all such amounts, unless otherwise provided herein, shall
be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, it there is no such designee, to his estate.
     10.  For the purpose of this Agreement, notices and all
other
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the
respective addresses set forth below, or to such other address as
either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:
          To the Corporation:      Bayway Refining Company
                                   72 Cummings Point Road
                                   Stamford, CT 06902


          To the Executive:        Mr. Dwight L. Wiggins
                                   30 Hillcrest Way
                                   Basking Ridge, NJ 07920


     11. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this
Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of BRC under Section 3 shall survive the expiration of the term of this Agreement.
     12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     13. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officers, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.
          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the day and year first above written.

Bayway Refining company



By:
                                   Dwight L. Wiggins
                                   Executive

     AGREEMENT made as of the 1st day of March, 1992, by and between Tosco Corporation, a Nevada corporation ("Tosco"), and Mr. Robert J. Lavinia (the "Executive").
                      W I T N E S S E T H :
     WHEREAS, the Executive is or is anticipated to become a key employee of Tosco; and
     WHEREAS, Tosco deems it important and appropriate to assure to itself the availability of the services of Executive and to induce the Executive to render services to Tosco or as Tosco may direct; and
     WHEREAS, the Executive deems it in his best interests to be appropriately compensated if his employment shall be terminated under certain circumstances and to set forth certain other matters;
     NOW, THEREFORE, in consideration of the mutual covenants
and
agreements herein contained, Tosco and the Executive agree as follows:
     1.   If during the term of this Agreement:
          (a) Executive's employment with Tosco is terminated, the Executive shall be entitled to the benefits provided in
Section 3(a) hereof, unless such termination is (i) due to Executive's death or Disability (as hereinafter defined), (ii) by
Tosco for Cause (as hereinafter defined) or (iii) by the
Executive
other than for Good Reason (as hereinafter defined);
          (b)  a Change of Control takes place, the provisions
of
Section 3(b) shall control in lieu of the provisions of Section
1(a) above.
     2.   When used in this Agreement:
          (a) "Cause" shall mean the material and intentional failure by the Executive to substantially perform his duties as an employee of Tosco (other than by reason of Disability or for
Good
Reason) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies such failure; fraud; intentional misappropriation of property of Tosco to the Executive's own use;
embezzlement from Tosco; or substantial damage to property of Tosco which property is material to Tosco's operations and which damage results from an action by the Executive which intentionally causes such damage. The burden of proving Cause shall be on Tosco. It is specifically agreed that Cause shall not include any act of commission or omission by the Executive in the exercise of
the Executive's business judgment in good faith on behalf of
Tosco
as an employee of Tosco.
          (b)  "Disability" shall mean Executive's incapacity
due
to physical or mental illness resulting in his absence from full-time performance of his functions for a period of four (4) consecutive months.
          (c) "Good Reason" shall mean, without Executive's express written consent, any of the following:
               (i) reduction by Tosco in the Executive's annual base salary as in effect at any time; or
               (ii) Tosco shall have given notice pursuant to
          Section 5 hereof that it does not wish to extend the term of this Agreement.
     3. (a) Following the termination of the Executive's employment under Section 1(a) hereof, Tosco shall pay to the Executive a lump sum severance payment (the "Lump Sum Severance Payment"), no later than five (5) days after such termination, in an amount equal to the number of months and any fraction thereof (but not less than six months) remaining in the then current term
(either initial or renewal) of this Agreement multiplied by his base monthly salary at the rate in effect immediately prior to such termination (anticipated to be $25,000/month for 1992), exclusive of any bonuses or incentive pay.
          (b) Within ten (10) business days after the date of a Change of Control of Tosco, Tosco or its successors as a result of the Change of Control (collectively referred to herein as
Tosco),
shall have the right, in its discretion, to elect to have the Executive's employment continue, for a period of six (6) months, on terms and conditions no less favorable to the Executive as were in existence on the date of the Change of Control.
               (i) If Tosco does not elect to continue such employment of the Executive following a Change of Control, Tosco shall pay to the Executive an amount equal to twenty-four (24) months of his base monthly salary at the rate in effect immediately prior to such termination (exclusive of any bonuses or incentive pay).
               (ii)  If Tosco elects to continue the employment
of
          the Executive with Tosco on such terms and notifies
the
          Executive of its election, and if the Executive
refuses
          such offer and terminates his employment, the
Executive
          shall not be entitled to any severance payment.
               (iii) If Tosco elects to continue the employment of the Executive with Tosco on such terms and notifies the Executive of its election, and if the Executive agrees to and does continue such employment during the full six (6) month period, the Executive and Tosco shall
          then seek to reach mutual agreement as to continued employment of the Executive by Tosco after such six
(6)
          month period. If such agreement is reached, the terms and conditions thereof shall supersede this agreement and this agreement shall be deemed terminated; if
Tosco
          and the Executive do not reach mutually acceptable further employment terms within ten (10) days after the
          termination of such six (6) month employment period, Tosco shall pay to the Executive, within five (5) days thereafter, an amount equal to eighteen (18) months of his base monthly salary at the rate in effect immediately prior to such termination (exclusive of any
          bonuses or incentive pay).
          (c) In the event that the employment of the Executive by Tosco is terminated by reason of the provisions of Section 1(a)
hereof, or if there has been a Change of Control, all options or shares of stock which have been granted or issued to the Executive by Tosco which are not vested or are subject to restrictions at the time of termination shall vest immediately upon such termination in the event of a termination pursuant to Section 1(a)
hereof, or upon the date of Change of Control, and such
restrictions shall lapse.
          (d) If the Executive shall resort to any action or proceeding to recover any amount from Tosco which Tosco has failed to pay as provided in this Section 3 and the Executive shall be awarded any amounts in any such action or proceeding, Tosco shall promptly pay and reimburse to the Executive all of the costs and expenses (including attorneys' fees) incurred by the Executive in and with respect to such action or proceeding.
          (e) For the purposes of this Agreement, "Change of Control" shall be deemed to have occurred if:
               (i)  any "person" or "group" (as defined in
          Sections 13(d) and 14(d) of the Securities
          Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of Common Stock of Tosco. Common Stock of
          Tosco shall be computed on a fully diluted basis
          and shall include the outstanding common stock par value of $.75 per share of Tosco and all shares of common stock of Tosco underlying outstanding convertible securities and warrants of Tosco; or
               (ii) the stockholders of Tosco approve (A) a merger or consolidation of Tosco with any other corporation except a merger or consolidation (an "Acquisition Transaction") which would result in the voting securities of Tosco outstanding
          immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the voting securities of Tosco or such Surviving entity outstanding immediately after such merger or consolidation, or
          (B) a plan of complete liquidation of Tosco.
               (iii)  there is a change in the composition
          of the Board of Directors of Tosco by other than
          the individuals who constitute the Board of
          Directors on the date hereof (the "Incumbent
          Board") and individuals elected or nominated by a
          vote of the Board constituting at least one person more than one-half of the Incumbent Board (which individuals shall then be considered the Incumbent Board) so that the Incumbent Board shall not constitute a majority of the Board of Directors of Tosco after such transaction.
               (iv)  notwithstanding anything to the
          contrary contained in this Section 3(e), the
          acquisition of any Common Stock or any other
          security of Tosco or the designation of the Board
          of Directors of Tosco by Argus Energy Corporation
          or any of its associated or affiliated groups
          shall not constitute a Change of Control.
     4. The Executive shall not be required to mitigate the amount of any payment provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by the Executive as the result of the employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Tosco or otherwise.
     5. Tosco's obligations under this Agreement shall commence on the date Executive first becomes an employee of Tosco, and this
Agreement, except as to matters set forth in Sections 6, 7, and
8
below, shall continue in effect for an initial term of two (2) years from the date hereof; provided, however, that on the second anniversary of this Agreement and at the end of any six month renewal term, this Agreement shall automatically be extended for a period of six months, unless not later than three months prior to the scheduled end of the initial term or any six month renewal term Tosco shall have given notice to the Executive that it does not wish to extend this Agreement.
     6. In the course of his employment Executive will become knowledgeable about Tosco's (and its affiliates') business strategies and development plans; customers; pricing strategies; technical, production, financial and commercial capabilities; and other confidential affairs of Tosco not readily available to the public. In light thereof, Executive agrees:
          (a) to keep secret and retain in the strictest confidence all confidential matters of Tosco and its affiliates and not to disclose them to any one outside of Tosco, either during or, as provided below, after his employment by Tosco, except in the course of performing the duties of his employment by
Tosco or with Tosco's express written consent; and
          (b) to deliver promptly to Tosco on termination of this
Agreement, or at any other time that Tosco may request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), whether in written, electronic, or other form, relating to Tosco's or its affiliates' business and all property associated therewith, which he may then possess or have under his control.
          The provisions of this Section shall survive the termination of Executive'S employment with Tosco for a period of two (2) years and the obligations hereunder shall be in addition to, and not in place of, any other confidentiality agreements or obligations Executive may have with or to Tosco or its affiliates.

     7.  (a)  During Executive's employment with Tosco,
Executive
(i) shall not accept employment from any person or entity other than Tosco or its affiliates without the prior written consent of
Tosco, (ii) shall not invest in or provide services to any
person
or entity (other than Tosco or its affiliates) that engages in the
same or similar businesses of Tosco and/or its affiliates (the "Restricted Businesses"), and shall not engage in the Restricted Businesses except on behalf of Tosco or its affiliates, without the prior written consent of Tosco; provided, however, that nothing herein shall prohibit the Executive from purchasing up to five percent of the outstanding voting shares of any corporation involved in the Restricted Businesses that are publicly traded on any national securities exchange or reported on the NASD, Inc., and (iii) shall not participate in any investment or activity that would be in conflict with or substantially impair the
Executive's
ability to discharge the duties of his employment with Tosco.
          (b)  Following the termination of Executive's
employment
with Tosco, for a period of time equal to the period used in determining any severance payment made hereunder (if any there may
be), Executive shall not call on or otherwise solicit the
business
of past or present customers of Tosco or of those entities whose business Tosco was soliciting or preparing to solicit during the term of Executive'S employment with Tosco.
          The obligations of this Section 7 are in addition to those contained in Section 6 above.
     8. Tosco agrees that Executive will be included as a participant in a Cash Incentive Plan (or Plans) (CIP) for calendar year 1992, which will provide for a maximum possible aggregate bonus of up to 150% of Executive's base annual salary, adjusted to the date you first became an employee of Tosco ("Employment Date"). The total CIP bonus will be the sum of two elements, with each element providing for up to a maximum of 75% of base annual salary, adjusted to employment Date. The first element will from the Tosco Refining Company base CIP and the second element will be
from the CIP for Tosco Energy Corporation. If Tosco terminates Executive's employment during the calendar year of a CIP, other than for Cause, Executive shall be entitled to a pro-rata award based on the part of the year he was in Tosco's employ. (To calculate a partial year's award, earnings to the date of termination would be annualized, the applicable annual award under a CIP determined, and that result would be multiplied by a
factor
representing the proportion of the year Executive was in Tosco's employ.) If Executive terminates his employment with Tosco other than for Good Reason, he will not be entitled to a CIP award for the year he terminates.
     9. The terms of this Agreement shall supersede and replace any employment or severance agreement which the Executive may have with Tosco and upon execution of this Agreement any such other employment agreement shall be terminated and of no further force or effect. Nothing in this Agreement shall be construed to be a commitment or guarantee of future employment with Tosco.
     10. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued
to live, all such amounts, unless otherwise provided herein, shall
be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.
     11.  For the purpose of this Agreement, notices and all
other
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the
respective addresses set forth below, or to such other address as
either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:
          To the Corporation:      Tosco Corporation
                                   72 Cummings Point Road
                                   Stamford, CT 06902


          To the Executive:        Mr. Robert J. Lavinia
                                   33 Doubling Road
                                   Greenwich, CT  06830

     12. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this
Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Tosco under
Section 3 shall survive the expiration of the term of this Agreement.
     13. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     15. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officers, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.
     16. Any controversy or claim arising out of or relating to this Agreement, the interpretation thereof, or the breach thereof, shall be submitted to arbitration in the City of New York and such arbitration shall comply with and be governed by the provisions of
New York State statutes governing arbitration.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TOSCO CORPORATION



By:
                                        Robert J. Lavinia
                                        Executive

                                    EXHIBIT 10(R)

                    CRUDE OIL SALES CONTRACT
                         (CONFIDENTIAL)

BP Contract Number:  20870

This document is "Part 1" of a two-part Agreement (this "Agreement"), effective as of December 15, 1993 and hereby confirms the Agreement set forth in the Letter Agreement dated September 2, 1993 between Tosco Corporation ("Buyer") and BP Oil Supply Company ("BP"), BP Oil Supply Common Terms and Conditions for the Sale and Exchange of Alaskan North Slope Crude Oil, Effective November 1, 1991 are hereby incorporated by reference as "Part 2" of this Agreement and shall prevail unless superseded by the terms contained in Part 1 hereof.

TERM: This Agreement shall be in effect for a term of five years commencing on the closing date of the Agreement for Purchase and Sale of Assets between BP Exploration & Oil Inc. and Tosco Corporation dated November 9, 1993.

SELLER:   BP Oil Supply Company (BP)

BUYER:    Tosco Corporation (Buyer)

CRUDE TYPE:  Alaskan North Slope Crude Oil (ANS)

QUANTITY: Up to        barrels per month of ANS net of BS&W
          subject to a maximum of      barrels per calendar
year.

          Buyer shall provide BP with its Purchase Volume +0/- 5MBD for the delivery month (M) no later than the last business day of the second month (M-2) prior to the delivery month. Buyer shall also at that time commit to a range of Purchase Volume for the following two months as follows: for the month after delivery month (M+1) a volume +/-10 MBD and for the following month (M+2) a volume +/-15 MBD. Buyer shall provide BP with its final purchase volume by the 15th of the month (M-
          1) prior to the delivery month (M). (For example, by December 31, 1993 Purchase volume +0/-5 MBD for February 1994, committed +/-10 MBD for March 1994, committed +/-15 MBD for April 1994; by January 15, 1994, fixed volume for February 1994). This rolling three month process is meant to ensure stable supply operations between Buyer and BP.

DELIVERY: All ANS sold under this Agreement shall be delivered in vessels provided by BP to Buyer's Ferndale, Washington dock only, except in the case of unanticipated operational difficulty of either party, including, but not limited to, maintenance of refinery process units or tanks, and ship delays. BP shall to the extent necessary to mitigate the unanticipated operational difficulty use reasonable efforts to accommodate such alternate delivery points as Tosco may request with an appropriate differential (not to exceed actual cost differences to BP). Title and risk of loss of ANS shall pass from BP to Buyer as the ANS passes the vessel's last permanent flange at the delivery port. If Buyer's Ferndale facility is not covered by Marine Preservation Association (MPA) membership and if in the
          future the MPA imposes fees on its members (BP being a member) for deliveries to non-member facilities, Buyer shall reimburse BP for one-half of such fees up to a maximum reimbursement of five cents per barrel.

PRICE: The monthly average spot market price of ANS for the month prior to the intended delivery month. The final volume fixed for any month will be sold at the price applying to the intended delivery month regardless of time of actual delivery. The spot market price for any
          month is                       .

          If on the first or any subsequent anniversary of this Agreement either party believes that the formula set forth herein ceases on an ongoing basis to reflect the midpoint of the spot market price, it may propose a prospective revision to the formula to take effect six months thereafter. Thereupon the parties will negotiate in good faith to reach a revised formula which accurately reflects such price. Until a revised formula is agreed, the then effective formula shall continue to be used.

          If the parties cannot agree within 60 days either party
          may demand binding arbitration according to procedures to be agreed by the parties or, in the absence of such agreement, before a mutually-agreed single arbitrator who shall be a person familiar with the ANS market and whose authority shall be limited to selecting among the
          then current formula and any revised formulas proposed by the parties. The arbitrator shall be charged with selecting the formula which most closely approximates the spot market price midpoint and shall detail the reasons for his or her choice in a written opinion.

          If in any given month either party believes the formula
          price misrepresents the spot market price because of inclusion in the indices, of non-representative transactions involving either of the parties, the parties shall adjust the formula to eliminate the effect of any such non-representative transactions.
If
          the parties cannot agree on an adjustment then either party may call for binding arbitration according to the
          procedures described in the paragraph above.

P&C: Buyer agrees that the terms of its purchase of ANS hereunder is private and confidential and will not be disclosed to any third party without Seller's consent except as required by law or regulation.

INCENTIVE ALLOWANCE:

PAYMENT TERMS: Payments made by Buyer for ANS and by BP for incentive allowance shall be made on or before the fifth day after the date of delivery of ANS. Associated payment details are subject to Article 8,
          Section 8.2 contained in Part 2 of this Agreement.

SCHEDULING & NOMINATIONS: Buyer shall provide BP by the 15th of the month (M-1) prior to the delivery month (M) its nominated delivery windows for the month with operational flexibility to request +/-5 MBD over/under delivery from Purchase Volume. Upon mutual agreement, Seller may have the operational flexibility to over/under deliver Buyer's nominated volume by up to 15%. In the event by mutual agreement Seller should under-deliver Buyer's nomination in any given month, the under-delivered volume will be delivered in the following month in addition to the following month's nomination and that volume will be priced as if it had been delivered during the prior month. To the extent Seller over-delivers in any given month, the over-delivered barrels shall be subtracted from the next month's nomination and will be priced as if it had been
          delivered in the following month. This operational flexibility will not increase the total Purchase
Volume
          by Buyer in any given month. BP will deliver to Buyer in parcel sizes between 200,000 and 600,000 barrels, with typical deliveries of about 400,000 barrels. Volumes committed for any given month shall be delivered on a ratable basis in cargo quantities. If the parties cannot agree, then BP shall deliver and Tosco shall receive vessels during the arrival windows on the following days of the month; from the 1st through the 6th; from the 7th through the 14th; from the 15th through the 21st; and from the 22nd through the 28th.

ALLOCATION: Article 14 in Part 2 of this Agreement is amended by adding a new sentence as follows:

          "In the event BP puts an allocation program into effect, it shall allocate quantities to Buyer on a basis which is no less favorable than that applied to BP's other customers located on the U.S. West Coast."

LAYTIME: Modify Article 6, Section 6.6, in Part 2 of this Agreement by inserting the following in lieu of the first sentence of the fifth paragraph: "36 running hours shall be allowed as laytime for discharging a full cargo (including crude oil washing and/or cargo stripping, if performed) and a pro rata amount of hours, plus six additional hours, shall be allowed for discharging partial cargoes subject to a minimum of 12 hours. For example, if a partial cargo of 400 MB is delivered on a 120 MDWT vessel with capacity of 800
MB,
          a partial cargo laytime of 36 x (400/800) = 18 plus 6, equal to a total of 24 hours will be allowed."

QUANTITY AND
QUALITY DETERMINATION:
          Article 4.2C in Part 2 of this Agreement is amended as follows: Delete "as available on the vessel" in the first sentence. Add in the second sentence, before the
          word "inspectors", the word "independent".

FINANCIAL SECURITY: Tosco Corporation shall comply with the payment terms as set forth in Section 8.2 of Part 2 of this Agreement and will provide additional financial security as set forth in Section 8.4 of Part 2 of this Agreement only if there is a material adverse change in
          the financial condition of Tosco relative to the date of this Agreement.

NOTICES: All written notices shall be sent by U.S. mail, telex or telefax to the addresses listed below. Except as otherwise provided in this Agreement, the effective date of a notice shall be the date of receipt by the addressee. A party shall promptly notify the other party of any address change.

BP Oil Supply Company                   TOSCO Corporation
200 Public Square                       2300 Clayton Road
5th Floor                               Suite 1100
Cleveland, OH  44114                    Concord, CA 94520-2100
Telex:  62917760 (preferred mode of
  communication)
Telefax:  (216) 586-5243

BP OIL SUPPLY COMPANY                   TOSCO CORPORATION

By:________________________             By:___________________

Title:_____________________             Title:________________

Date:______________________             Date:_________________

                                  EXHIBIT 10(s)

                   TRADEMARK LICENSE AGREEMENT

          THIS TRADEMARK LICENSE AGREEMENT ("Agreement"). with an effective date of December 28, 1993, is between The British Petroleum Company p.l.c., an English Corporation, with an address of Britannic House, 1 Finsbury Circus, London EC2M7BA, England; BP Exploration & Oil Inc., an Ohio Corporation with offices at 200 Public Square, Cleveland, Ohio 44114-2375 (collectively "BP") as licensor and Tosco Corporation, a Nevada corporation with an address of 72 Cummings Point Road, Stamford, Connecticut 06902 ("Tosco") as licensee;
          WHEREAS, BP has for many years been a refiner and marketer of motor fuel, motor oil and related petroleum products to the public in the United States; and
          WHEREAS, because of the quality of the motor fuel, motor oil and related petroleum products produced and thereafter sold by BP and the excellent service rendered at BP retail gasoline service stations the public has come to associate a very high degree of consistency and quality with the motor fuel, motor oil and related goods and services of BP; and
          WHEREAS, BP has made significant expenditures advertising and promoting its motor fuel, motor oil and related petroleum products and services using certain trademark, service marks, trade dress, color schemes, designs and other verbal and non-verbal symbols which have come to represent BP throughout the United States; and
          WHEREAS, BP Exploration & Oil Inc. and Tosco have entered into an Agreement for the Purchase and Sale of assets pursuant to which Tosco has purchased the Ferndale refinery, several terminals and numerous retail gasoline stations in Washington and Oregon from BP; and
          WHEREAS, Tosco wishes to use trademark, service mark, trade dress, color schemes, designs and other verbal and non-verbal symbols owned by BP in conjunction with the sale of motor fuel, motor oil and related services in Washington and Oregon;
          WHEREAS, BP is willing to license such use subject to the terms and conditions set forth herein which are designed to protect the valuable goodwill of BP's trademarks, service mark, trade dress, color schemes, designs and the verbal and non-verbal symbols associated with BP's image as a refiner and marketer of motor fuel, motor oil and related petroleum products and services;
          NOW THEREFORE in consideration of the premises and the agreements hereinafter set forth, the parties agree as follows:
                            Article 1
                           DEFINITIONS
          The terms set forth below shall be defined as follows when used in this Agreement:
          1.1 Licensor - The British Petroleum Company p.l.c. for the trademark and service mark BP and BP Exploration & Oil Inc., a wholly-owned subsidiary of the British Petroleum Company p.l.c. for the trade dress, color schemes and other verbal and non-verbal symbols associated with the trademark and service mark BP. BP Exploration & Oil Inc. shall be directly responsible for enforcing the rights and fulfilling the obligations set forth herein.
          1.2  Licensee - Tosco Corporation.
          1.3  Licensed Mark - the service mark and trademark
"BP".
          1.4 Licensed Marketing Indicia - the trade dress, color schemes, designs, and verbal and non-verbal symbols associated with BP's retail image. Such symbols include, but are not limited to, the proprietary typeface associated with signage at BP service stations; canopy facia including both the rounded "bullnose" sections and the flat sections contiguous to the "bullnose" sections; the round monocolumns found on multiple product dispensers; the round shrouds that surround the major identification (MID) signs; the round corners on the ancillary buildings and the colors green and yellow.
     * Photographs of a service station displaying one version of the Licensed Marketing Indicia accompany this Agreement as Exhibit A.
          1.5 Licensed Goods and Services - motor fuel and motor oil produced in accordance with BP specifications; car wash services; motor vehicle repair services; and retail convenience store services.
          1.6  Licensed Territory - the States of Oregon and
Washington, U.S.A.
          1.7  Effective Date - December 15, 1993.
                            Article 2
                          LICENSE GRANT
          2.1 Subject to the terms and conditions of this Agreement, BP grants to Tosco the exclusive right to use the Licensed Mark and the Licensed Marketing Indicia only in the Licensed Territory and only in connection with the production, advertising, promotion and sale of the Licensed Goods and Services. As consideration for use of the Licensed Mark and the Licensed Marketing Indicia Tosco shall pay BP a royalty fee which shall be paid up for the first five (5) years after the Effective Date of this Agreement. This royalty fee shall be deemed a part of the purchase price paid to BP pursuant to the Agreement for Purchase and Sale of Assets between BP and Tosco. Thereafter, the license granted shall bear a royalty fee as provided in Section 3.04 of this Agreement.
          2.2 Tosco may grant sublicenses to third party petroleum jobbers and dealers to use the Licensed Mark and the Licensed Marketing Indicia in the Licensed Territory in connection with the Licensed Goods and Services and may authorize the jobbers to grant further rights to their reseller customers for such use, so long as all such third parties first agree in writing that their rights are subordinate to and derived from this Agreement and that they shall be bound by the terms of this Agreement related to use and display of the Licensed Mark and Licensed Marketing Indicia and sale of the Licensed Goods and Services.
          2.3 Tosco shall not use the Licensed Mark or the Licensed Marketing Indicia or any mark similar to the Licensed Mark as part of its corporate name or its trade name or at or on any manufacturing or terminal facility.
          2.4 Until this Agreement is terminated BP shall not use the Licensed Mark or the Licensed Marketing Indicia in the Licensed Territory in connection with the Licensed Goods and Services.
          2.5 Nothing in this Agreement shall be deemed to constitute an assignment by BP of the Licensed Mark or the Licensed Marketing Indicia or any of its rights therein or to give Tosco or any sublicensee of Tosco any right, title or interest in and to the Licensed Mark or the Licensed Marketing Indicia except as provided in this Agreement.
          2.6 Tosco acknowledges that neither this Agreement nor the relationship contemplated by this Agreement is a "Franchise" or "Business Opportunity" within the meaning of:
          (i)  16 Code of Federal Regulations 436;
         (ii) Revised Code of Washington Title 19, Chapters 19.100, 19.110 and 19.120;
        (iii)  Oregon Revised Statutes Title 50, Sections
               650.005 through 650.250;
         (iv)  15 United States Code Chapter 55.
Tosco shall not, under sections 2.02 above, or otherwise, grant any rights in the name of or on behalf of BP or otherwise obligate BP or cause BP to be liable under the statutes set forth herein or their amended, successor or replacement statutes.
Article 3
                      TERM AND TERMINATION
          3.1 This Agreement shall have a term of five (5) years commencing with its Effective Date. It shall continue thereafter unless it is terminated as provided for in this Article or elsewhere in this Agreement.
          On the fourth anniversary of the Effective Date of this Agreement and thereafter either BP or Tosco may terminate the license grant provision of this Agreement upon giving one
(1) year's prior notice in accordance with the notice provisions of this Agreement.
          3.2 In addition to the termination provisions set forth elsewhere in this Agreement if, at any time, BP believes that Tosco is in breach of any of its obligations under this Agreement, it may send Tosco notice thereof. Tosco shall have sixty (60) days from the date it receives such notice to cure such breach. If such breach is not cured within such period of time then BP may terminate the license grant provisions of this Agreement upon giving one hundred and twenty (120) days prior notice to Tosco.
          3.3 At least forty-five (45) days prior to filing a petition for any arrangement or reorganization under any bankruptcy or insolvency law, Tosco shall inform BP of its intention to file such a petition or of any other party's intention to file such a petition. Failure to conform to this notice requirement shall be an incurable prepetition breach of this Agreement. BP may immediately terminate the license grant provisions of this Agreement if Tosco or another party declares its intention to file a petition for any arrangement or reorganization of Tosco under any bankruptcy or insolvency law.
          3.4 Provided that Tosco has fully performed all its obligations under this Agreement, BP and Tosco shall, prior to the third anniversary of this Agreement, enter into negotiations to extend Tosco's use of the Licensed Mark and the Licensed Marketing Indicia in the Licensed Territory. Any such extension agreement shall include use of the Licensed Mark and the Licensed Marketing Indicia on terms and conditions reflecting fair market value as agreed to by BP and Tosco.
          3.5 Upon the termination of the license grant provisions of this Agreement Tosco shall cease to use in any manner whatsoever the Licensed Mark and the Licensed Marketing Indicia. In particular, Tosco shall stop using all signs, advertising materials, forms and promotional materials that display the Licensed Mark or the Licensed Marketing Indicia. Tosco shall further cause any third parties who are using the Licensed Mark and the Licensed Marketing Indicia under Tosco's sublicense to cease all such use. Within 60 days of the termination or expiration of the license grant provisions of this Agreement, Tosco shall provide a written report to BP setting forth each location where it had authorized any use of the Licensed Mark and the Licensed Marketing Indicia and the date that all such use ceased.
          3.6 Within sixty (60) days of the termination of the license grant provisions of this Agreement Tosco shall, at its expense, deliver to one (1) of two (2) designated storage sites all signs, station design elements or other materials in the Licensed Territory bearing the Licensed Mark or constituting the Licensed Marketing Indicia. One (1) designated storage site shall be located within the city limits of Seattle, Washington; the other designated storage site shall be located within the city limits of Portland, Oregon. The material delivered shall be in as good condition as when installed by Tosco or received by Tosco from BP normal wear and tear excepted.
          Thereafter BP shall have sixty (60) days to remove all such signs, station design elements or other materials bearing the Licensed Mark or constituting the Licensed Marketing Indicia from each of the designated sites. If BP fails to remove all such materials within the sixty (60) day period, then BP shall pay reasonable storage fees until such time as all such materials are removed.
          As an alternative or a supplement to the above procedure BP may instruct Tosco to destroy certain signs, station design elements or other materials bearing the Licensed Mark or constituting the Licensed Marketing Indicia. Tosco shall bear all costs associated with any such destruction of materials so long as such costs are lower than the cost of transportation and storing materials that would otherwise be destroyed.
          Unless the provisions of Section 4.4 are applicable, Tosco shall also take all necessary steps to alter the existing color scheme of each motor fuel service station in the Licensed Territory such that the service station and related equipment, including vehicles, do not suggest to the public in any way the retail image of BP. Such necessary steps shall include, but are not limited to, repainting to a color other than green the following: canopies, MID signs, pump dispenser panels, pump island spreaders and the background color for the permanent signage, at each motor fuel gasoline service station in the Licensed Territory.
          3.7 As soon as practicable but in any event within one (1) year after the expiration or termination of the license grant provision of this Agreement, Tosco shall delete from any telephone directory entry or yellow pages any display or listing of the Licensed Mark or the Licensed Marketing Indicia. Tosco shall also direct its sublicensees to remove any such telephone directory or yellow pages listing that displays the Licensed Mark or the Licensed Marketing Indicia.
                            Article 4
           OWNERSHIP OF THE MARK AND MARKETING INDICIA
          4.1 Tosco acknowledges BP's exclusive right, title and interest in and to the Licensed Mark, the Licensed Marketing Indicia and the goodwill associated therewith. Tosco shall not represent in any manner that it has ownership in the Licensed Mark or the Licensed Marketing Indicia. Tosco acknowledges that, other than as expressly provided herein, its use thereof shall not create any right, title or interest in Tosco but that all such use by Tosco shall inure to the benefit of BP.
          4.2 Tosco shall not do or permit to be done any act that might jeopardize or invalidate the Licensed Mark and the Licensed Marketing Indicia or the goodwill or title of BP in and to the Licensed Mark and the Licensed Marketing Indicia. Tosco shall not dispute, contest, jeopardize or impair directly or indirectly the validity of BP's ownership of the Licensed Mark or the Licensed Marketing Indicia.
          4.3 During this Agreement and after the license grant provisions of this Agreement have been terminated Tosco shall not adopt any name or symbol that incorporates the color green or is otherwise similar to the Licensed Mark in the Licensed Territory. After the license grant provisions of this Agreement have been terminated, Tosco shall not use the color green on canopies, MID signs, pump dispenser panels, pump island spreaders or as the background color for permanent signage, at any gasoline service station in the Licensed Territory.
          4.4 Notwithstanding the provisions of Section 4.3 Tosco may, after the license grant provisions of this Agreement have been terminated, use the color green if Tosco must do so as part of a rebranding program whereby Tosco assumes the brand and marketing indicia of an established national marketer of gasoline that has already been using the color green to identify its brand or marketing indicia. Nothing in this section shall be construed to limit BP's ability to enforce BP's rights in the Licensed Mark or the Licensed Marketing Indicia against any such established national marketer or its licensee. Nothing in this section shall be construed as granting Tosco the right to use the color green inside the Licensed Territory in any manner as part of a brand or marketing indicia that Tosco develops or that is developed under Tosco's influence or direction.
          4.5 BP acknowledges that after the Effective Date of this Agreement the MID signs that BP owns shall become the property of Tosco. So long as Tosco complies with the terms and conditions of this Agreement Tosco may erect any further such MID signs in the Licensed Territory as Tosco wishes. If this Agreement is terminated, Tosco shall take all necessary actions to ensure that all MID signs in the Licensed Territory bearing the Licensed Mark or containing elements of the Licensed Marketing Indicia are altered so that they do not convey to the consuming public the retail image of BP. Such actions shall include, but are not limited to, removing the round pole shrouds and removing all green and yellow BP signage, message and price panels from each such sign.
                            Article 5
     DISPLAY OF THE LICENSED MARK AND THE LICENSED MARKETING
                             INDICIA


          5.1 Tosco shall only use the Licensed Mark and the Licensed Marketing Indicia in connection with the Licensed Goods and Services and only in the Licensed Territory. Tosco shall display the proper form of trademark and service mark notice associated with the Licensed Mark in accordance with instructions received from BP.
          5.2 BP shall provide Tosco with relevant portions of its Visual Standards Manuals as updated from time to time that relate to the use and display of the Licensed Mark and the Licensed Marketing Indicia. Tosco shall strictly comply with the standards set forth in the Visual Standards Manuals. BP shall notify Tosco in writing if the standards embodied in the Visual Standards Manuals are changed. Tosco shall acknowledge any such changes in writing and shall, at its own expense, incorporate such changes at a rate and in a manner inside the Licensed Territory similar to the rate such changes are being made by BP outside the Licensed Territory.
          5.3 To assist Tosco and any third parties authorized by Tosco to comply with this Agreement in their use of the Licensed Mark and the Licensed Marketing Indicia, BP shall designate a representative to advise on proper techniques for displaying the Licensed Mark and the Licensed Marketing Indicia.

BP shall make such a representative available to consult with Tosco for the duration of this Agreement.
          5.4 BP shall provide Tosco with the names of authorized vendors for the sale or repair of the Licensed Marketing Indicia. Tosco may select other vendors provided that such vendors' construction or repairs conform to BP's specifications and standards of display.
          5.5 BP shall, upon reasonable advance notice, have the right to inspect any motor fuel service station in the Licensed Territory displaying the Licensed Mark and the Licensed Marketing Indicia to ensure that appropriate visual standards are being met. Tosco's agreements with its sublicensees shall provide that BP shall have such inspection right with respect to the sublicensees' stations.
          5.6 If BP determines that its standards for the visual display of the Licensed Mark and the Licensed Marketing Indicia at an individual location are not being met, BP shall so advise Tosco. Tosco or any third party sublicensed by Tosco to use the Licensed Mark and the Licensed Marketing Indicia shall promptly take the necessary corrective actions to conform to the visual standards set forth by BP. If Tosco does not correct the defect in visual standards within 5 days or such longer time as may be reasonable in the circumstances, the continuance of the defect shall constitute an "occurrence". BP shall notify Tosco of each such occurrence.
          If during the term of this Agreement Tosco or any third party authorized by Tosco to use the Licensed Mark or the Licensed Marketing Indicia is responsible for _____ occurrences at a particular location BP may terminate the license grant provisions of this Agreement for that location upon giving one hundred and twenty (120) days prior notice to Tosco. If during the term of this Agreement a total of ______ locations accumulate _____ occurrences referred to herein then BP may terminate the license grant provisions of this Agreement upon giving one hundred and twenty (120) days prior notice to Tosco.
                            Article 6
   QUALITY OF GOODS ASSOCIATED WITH THE LICENSED MARK AND THE
                   LICENSED MARKETING INDICIA


          6.1 All motor fuel or motor oil sold by Tosco or its sublicensees in the Licensed Territory under the Licensed Mark shall conform to BP's specifications for such products. To that end Tosco shall only use the Licensed Mark and the Licensed Marketing Indicia in connection with motor fuel or motor oil that meets or exceed the formulation specifications set forth in Exhibit B to this Agreement. BP may by written notice change its formulation specifications or its proprietary gasoline additives from time to time. Tosco shall acknowledge in writing its receipt of any such changes and immediately thereafter incorporate them in the products it produces for sale under the Licensed Mark and the Licensed Marketing Indicia in the Licensed Territory. BP shall not impose unreasonable product formulations on Tosco. In this context reasonableness shall be defined as follows: a) the minimum product specifications as defined by the Olympic Pipeline and the Santa Fe Pipeline Partnership or b) product specifications for products then being sold by two major brand competitors or three competitors in the Licensed Territory. Other than this reasonableness definition, BP shall not impose on Tosco higher specifications than those used by BP outside the Licensed Territory.
          6.2 Tosco acknowledges that the information contained in the product formulation specifications is a confidential trade secret of BP. Tosco shall exercise at least the same degree of diligence to protect BP's product formulation specifications as Tosco takes for its own most confidential proprietary information. Such necessary steps shall include, but are not limited to, restricting the access of employees or other parties to BP's formulation specifications and having employees and others who must have access to BP's formulation specifications sign confidentiality agreements. If Tosco fails to comply with its secrecy obligations under this Agreement BP may immediately terminate the license grant provisions of this Agreement. The confidentiality provisions of this Agreement shall survive its termination or expiration for a period of ten
(10) years.
          6.3 To ensure that BP's established standards of gasoline quality are maintained throughout the duration of this Agreement, Tosco shall utilize BP's proprietary additives in all motor fuel sold in the Licensed Territory under the Licensed Mark and the Licensed Marketing Indicia. Such additives are a necessary component of the formulation specifications set forth in Exhibit B.
          6.4 To further ensure that BP's established standards of motor fuel quality are maintained throughout the duration of this Agreement Tosco shall, at its expense, hire an independent laboratory to demonstrate that the motor fuels sold under the Licensed Mark and the Licensed Marketing Indicia meet or exceed the product formulation specifications set forth in Exhibit B. The testing required shall be done at least as often as BP conducts such similar testing. Such testing shall conform to the procedures set forth in Exhibit C and shall also include the following: random sampling each year of at least ten retail gasoline stations in both the greater Seattle and Portland markets, with at least five such stations sampled each six month period; sampling of the refinery and terminals every month. Tosco shall instruct the independent laboratory to send BP a copy of the results at the time such test results are provided to Tosco.
          The testing required in this Section shall be in addition to any testing required by local, state or federal laws or regulations such as regulations directed to oxygenated gasoline, low RVP gasoline, low sulfur diesel fuel or reformulated gasoline.
          6.5 If the independent laboratory determines that the motor fuel produced by Tosco has failed to meet the formulation specifications set forth by BP, Tosco shall immediately explain to BP's designated representative the cause for such failure.
          If Tosco's motor fuel has failed to meet the specifications because of willful misconduct BP may immediately terminate the license grant provisions of this Agreement. If Tosco's motor fuel has failed to meet BP's specifications because of inadvertence Tosco shall seek a waiver from BP. If BP determines that a waiver from its product formulation specifications will not result in a materially defective gasoline BP may grant the waiver without further penalty to Tosco.
          If BP determines that a waiver is not possible then BP and Tosco shall consult to determine how best to dispose of the defective motor fuel or what corrective actions are necessary by Tosco to eliminate or minimize the possibility that such motor fuel could be purchased by consumers.
          6.6 Tosco and its sublicensees shall also comply with local, state or federal laws and regulations applicable to motor fuel quality. If Tosco or its sublicensees fails to comply with local, state or federal laws and regulations applicable to motor fuel quality Tosco shall advise BP on the reason for any such failure. BP and Tosco shall consult to determine what corrective actions are necessary by Tosco to eliminate or minimize the effect of such non-compliance and what measures Tosco can take to avoid any future non-compliance. If the failure is due to willful misconduct of Tosco BP may immediately terminate the license grant provisions of this Agreement for a particular site or sites depending on the scope of the willful failure. ln the event of willful misconduct by a sublicensee, BP may require Tosco to immediately terminate the sublicensee or a particular site or sites of the sublicensee depending on the scope of the willful failure.
          If the failure to meet such standards is due to inadvertence then Tosco shall take the necessary corrective actions required by local, state or federal laws or regulations. If Tosco or its sublicensees fails to meet applicable local, state or federal regulations on motor fuel quality on _________ BP may terminate the license grant provisions of this Agreement upon giving Tosco one hundred and twenty (120) days prior notice.
          For purposes of this Section 6.6, a failure to comply because of events flowing from a common source shall constitute a single event. (For example, if a batch of off-grade motor fuel is distributed to several stations and used to fuel a number of vehicles, it will count as one incident of non-compliance.) If Tosco terminates a non complying jobber-supplied site or sites, non-compliance attributable to such sites shall be deleted from the non-compliance count. If new fuel regulations are imposed that result in a significant increase in citations to all gasoline marketers in the Licensed Territory BP and Tosco shall consult to determine whether such violations by Tosco constitute non-compliance of this Agreement that should subject Tosco to possible termination of the license grant provisions of this Agreement.
                            Article 7

                  QUALITY OF SERVICE ASSOCIATED
    WITH THE LICENSED MARK AND THE LICENSED MARKETING INDICIA


          7.1 Tosco shall operate its business in the Licensed Territory in accordance with the standards and requirements necessary to maintain the quality level of service now associated by consumers with the Licensed Mark and the Licensed Marketing Indicia in the Licensed Territory as defined by section 7.2-7.5 of this Agreement.
          7.2 To ensure that the existing standards of service and responsiveness in the Licensed Territory are maintained, Tosco shall develop customer responsiveness programs that meet the following criteria: (1) customer inquiries or complaints shall be addressed within a maximum of fourteen (14) days of receipt by Tosco or its sublicensees; (2) Tosco shall institute a Tosco Shopper Program (TSP) similar to BP's "Mystery Shopper Program." Tosco shall design its TSP in such a manner that its results measure the same criteria as and can be meaningfully compared with the results generated by BP's Mystery Shopper Program. To achieve such meaningful comparisons Tosco shall sample its customers and its sublicensees' customers at the same intervals as such customers are sampled under BP's Mystery Shopper Program. Tosco shall provide BP copies of the results of all TSP surveys.
          7.3 The baselines for the TSP for the first year of this Agreement (1994) shall be as follows:
               Self-Service     Mini-Service        Station
                                                  Housekeeping

Average
Consistency
          Each subsequent year beginning in 1995 the baselines for Tosco's TSP Program shall be either the baselines from the prior year or from any earlier year whichever represents the higher baselines for compliance by Tosco.
          If the results of the TSPs in any three month period are lower than the applicable baselines, Tosco shall take the necessary steps to ensure that the resulting customer satisfaction levels are restored within two (2) testing periods. If, _______________ any one of the elements of Tosco's TSP Program still does not meet the applicable baselines then BP may terminate the license grant provisions of this Agreement.
          7.4 So that the existing standards of service and responsiveness are not diminished any service station in the Licensed Territory bearing the Licensed Mark and the Licensed Marketing Indicia shall honor BP's and other credit cards in accordance with the terms of BP's credit card program so long as BP sponsors such a program. Tosco and its sublicensees shall also stock sufficient quantities of BP branded motor oil to meet customer demand in the Licensed Territory.
          7.5 Tosco shall ensure that all service stations not branded BP on the Effective Date of this Agreement that it later authorizes to use the Licensed Mark and the Licensed Marketing Indicia shall comply with the retail marketing matrix attached to this Agreement as Exhibit D; further, Tosco shall ensure that all such service stations sell at least twenty-five thousand (25,000) gallons of motor fuel per month; have a paved driveway, a canopy for the gasoline pumps and Electronic Point of Sale
(EPOS) equipment for processing credit card sales.
          7.6 To further ensure that the goodwill associated with the Licensed Mark and the Licensed Marketing Indicia is preserved in the Licensed Territory and to preserve the image and value of the BP brand, Tosco shall either participate in, or adopt, at its expense, motor fuel and product guarantee programs comparable to those adopted by BP from time to time outside the Licensed Territory in connection with the Licensed Goods and Services.
                            Article 8
                           ADVERTISING
          8.1 Tosco shall submit to BP for prior approval samples of any proposed advertising materials, signage, graphic designs, product brochures, technical data sheets or premium items bearing the Licensed Mark or the Licensed Marketing Indicia planned for public viewing or listening and materials not bearing the Licensed Mark used to promote products and services at motor fuel service stations within the Licensed Territory. BP shall notify Tosco in writing if it objects to any such materials and, unless the objections are resolved, Tosco shall not use or display such materials. BP shall not unreasonably withhold its approval or unreasonably object to any such materials submitted by Tosco for prior approval. If BP does not notify Tosco of its objection or disapproval within fifteen (15) days after receipt by BP of any such submission of advertising materials, signage, graphic designs, product brochures, technical data sheets or premium items, such approval shall be deemed to have been given by BP.
          BP shall notify Tosco in writing if it objects to any such materials and, unless the objections are resolved, Tosco shall not use or display such materials. BP shall not unreasonably raise such objections.
          8.2 To help ensure that the goodwill associated with the Licensed Mark and Licensed Marketing Indicia is preserved in the Licensed Territory Tosco shall commit funds to advertise the goods and services associated with the Licensed Mark and the Licensed Marketing Indicia. Tosco shall spend a minimum of _____ during each ____ consecutive year period that this Agreement is in force for advertising that promotes the BP brand in association with the Licensed Goods and Services. Of this total Tosco shall spend at least _____________ per year for the duration of this Agreement for advertising on television, on radio, in magazines, in newspapers and on billboards.
Article 9
INFRINGEMENT
          9.1 Tosco shall immediately notify BP in writing of any apparent infringement of, or challenge to, Tosco's use of the Licensed Mark or the Licensed Marketing Indicia, or of any claim by any person of any rights in a service mark, trademark or overall image similar to the Licensed Mark or the Licensed Marketing Indicia. Tosco shall not directly or indirectly communicate with any person other than BP or BP's legal counsel in connection with any such alleged infringement, challenge or claim.
          9.2 BP shall have sole discretion to take the actions it deems appropriate and the exclusive right to control any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising from Tosco's use of the Licensed Mark or the Licensed Marketing Indicia. Tosco shall execute any and all documents and do all such acts and things necessary in the opinion of BP to protect and maintain the interest of BP in any such proceeding. If BP, in its sole discretion, decides not to take further action in any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising from Tosco's use of the Licensed Mark or the Licensed Marketing Indicia, Tosco may take such further action ____________ BP shall not unreasonably withhold such approval. Tosco shall bear all the costs associated with any such further action.
          9.3 Except as set forth above in Section 9.2, BP shall reimburse Tosco for all reasonable expenses incurred in connection with any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising from Tosco's use of the Licensed Mark or the Licensed Marketing Indicia unless such litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arises from a dispute between BP and Tosco.
          9.4 BP represents and Tosco acknowledges that BP is granting Tosco rights only to the extent, that BP has such rights. If the Licensed Mark or the Licensed Marketing Indicia are found to be invalid, defective or otherwise not the property of BP, Tosco shall have no claim in law or equity seeking compensation or redress for any such invalidity or defect, and hereby expressly waves the right to pursue any such action or proceeding.
                           Article 10
                       ASSIGNMENT/TRANSFER
          10.1 This Agreement is personal to Tosco. Tosco shall not attempt to assign or transfer this Agreement or any of its rights or obligations hereunder except to one of its affiliated companies. If Tosco does assign this Agreement to one of its affiliated companies Tosco shall still assume primary responsibility for its obligations under this Agreement. An acquisition of more than _______ of the stock of Tosco by a third party shall be considered a transfer of this Agreement.
BP may then terminate the license grant provisions of this Agreement upon giving Tosco one hundred and twenty (120) days prior notice.
          BP may terminate the license grant provisions of this Agreement if Tosco sells or otherwise disposes of all or substantially all of the retail properties in the Licensed Territory that Tosco has purchased from BP; provided however, that the sale or transfer of properties for financing purposes under which Tosco retains control of the properties shall not constitute grounds for termination. Termination under this Section shall be effective if BP gives Tosco one hundred and twenty (120) days prior notice.
                           Article 11
                  INDEMNIFICATION AND INSURANCE
          11.1 Except to the extent directly caused by a defect in the product specifications contained in Exhibit B, BP assumes no liability to Tosco or to third parties with respect to goods sold or services rendered under the Licensed Mark or the Licensed Marketing Indicia by Tosco or by third parties sublicensed by Tosco.
          11.2 Tosco shall indemnify and hold harmless BP, its officers, directors, subsidiaries and affiliates against any and all claims, liabilities, damages, costs and expenses including attorneys' fees incurred by BP arising out of or attributable in any way to use by Tosco or third parties sublicensed by Tosco of the Licensed Mark or the Licensed Marketing Indicia or the breach by Tosco of any provision of this Agreement. Tosco shall have no obligation to indemnify and hold harmless BP, its officers, its directors, subsidiaries and affiliates if the Licensed Mark or the Licensed Marketing Indicia are found to be invalid, or otherwise not the property of BP.
          11.3 Tosco shall purchase and maintain in full force and effect during the term of this Agreement comprehensive general or commercial general liability insurance covering personal injury and property damage claims arising out of Tosco's operations, which shall include contractual liability, products liability and completed operations coverage. The insurance shall be in an amount of at least ten million ($10,000,000) dollars combined single limit per occurrence. The policy or policies of insurance shall be endorsed to name BP as an additional insured with respect to any liability BP may incur as a result of Tosco's or its sublicensees' use of the Licensed Mark or the Licensed Marketing Indicia and to provide that such coverage shall be primary to any other liability insurance obtained and carried by BP.
          11.4 At the Effective Date of this Agreement Tosco shall furnish BP certificates issued by Tosco's insurer indicating that all required insurance is in full force and effect. Such certificates shall also include an undertaking by the insurer to give BP written notice 10 days prior to cancellation of or a material change in the coverage.
          11.5 Tosco's failure or neglect to provide or keep in force any or all of the insurance required under this Agreement shall be considered a material breach of this Agreement that shall give BP good cause for immediate termination.
                           Article 12
               COMPLIANCE WITH LAWS AND REGULATIONS
          12.1 Tosco shall acquaint itself and strictly comply with all local, state and federal laws, ordinances and regulations relating to the production, sale, handling and distribution of motor fuel and other products including those relating to environmental protection and compliance, and health, safety and sanitation. Any motor fuel or other products produced or sold in the Licensed Territory and services rendered in the Licensed Territory by Tosco under the Licensed Mark and the Licensed Marketing Indicia shall be in accordance with all applicable local, state, and national laws and regulations.
                           Article 13
                             NOTICES
          13.1 Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class mail postage prepaid, by mail courier or by facsimile transmission with a confirmation copy by first class mail postage pre-paid. Any such notice shall be addressed as follows:
          (a)  In the case of BP:
               BP Exploration & Oil Inc.
               200 Public Square, 39-5300-B
               Cleveland, Ohio 44114-2375
               Attn:  Corporate Secretary

               with a copy to:

               The British Petroleum Company p.l.c.
               Britannic House
               1 Finsbury Circus
               London EC2M7BA, England
               Attn:  Group Legal: Trade Marks

          (b)  In the case of Tosco:
               Tosco Corporation
               72 Cummings Point Road
               Stamford, Connecticut 06902
               Attn:  Vice President & General Counsel


          13.2 Tosco shall accept any notice directed to sublicensees, jobbers or branded dealers under this Agreement.
                           Article 14
                       GENERAL PROVISIONS
          14.1  This Agreement shall be governed by the
substantive and procedural laws of the State of New York without regard to rules on choice of law. BP and Tosco hereby submit to the jurisdiction and venue of all courts located within the State of New York, County of New York to hear disputes arising under this Agreement.
          14.2 Nothing in this Agreement is intended to constitute or shall be construed so as to constitute BP and Tosco as partners or joint venturers; or the employees, agents or representatives of BP as employees, agents or representatives of Tosco; or the employees, agents or representatives of Tosco as the employees, agents or representatives of BP.
          14.3 Each section, part, term or provision of this Agreement shall be considered severable. If, for any reason, a section is determined to be invalid or unenforceable, that section shall be deemed not part of this Agreement and it shall not impair the operation or effect of the remaining terms or provisions of this Agreement.
          14.4  The failure of BP or Tosco to require
performance of any provision in this Agreement shall not be deemed a waiver. Any such failure shall not deprive BP or Tosco of their right to require such performance in a particular instance or at any other time. Any waiver of this Agreement must be in writing signed by the waiving party.
          14.5  This Agreement embodies the complete
understanding of the parties with respect to its subject matter. It supersedes any prior understanding between the parties, whether written or oral, with respect to its subject matter and may not be modified or amended except in a written document signed by a duly authorized representative of BP and Tosco.
          14.6 The section or paragraph headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one.
          IN WITNESS WHEREOF, the parties have caused this Trademark License Agreement to be duly executed by their authorized officers or representatives as of the day and year first written above.

THE BRITISH PETROLEUM COMPANY p.l.c.   BP EXPLORATION & OIL INC.


By:________________________________   By:______________________
Title:  Attorney-in-Fact              Title:  Vice President
Date:                                 Date:


TOSCO CORPORATION


By:_______________________________________
Title:  Vice President and General Counsel
Date:

                                                      Exhibit 21


                SUBSIDIARIES OF TOSCO CORPORATION


AZL Resources, Inc.
     Arizona-Florida Land & Cattle Company
     AZCO Capital Corp. N.V.
     AZCO Properties, Inc.
     AZL Engineering, Inc.
     Breckenridge Nordic Village Corporation

Bayway Refining Company
     Tosco Pipeline Company

Diablo Service Corporation

Seminole Fertilizer Corporation
     Bartow Cogen Corporation
     Ridgewood Chemical Corporation
     Seminole Cogen Corporation

International Energy Insurance Limited

The Loil Group Limited

The Oil Shale Corporation

Tosco (C-TI), Inc.

Tosco (C-TLP), Inc.

Tosco Corporation (Delaware)

Tosco International Finance N.V.

Tosco Refining Company, Inc.

Tosco Trading, Transportation and Supply, Inc.

Tosco (U.K.) Ltd.

Toscopetro Corporation

Western Hemisphere Corporation
     Avon Marine Corp.
     Riverhead Marine Corp.

                                                      Exhibit 23



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Tosco Corporation on Form S-8 (File No. 33-39303 and File No. 33-51243) of our report dated February 4, 1994, on our audits of the consolidated financial statements and the financial statement schedules of Tosco Corporation as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which report is included in this Annual Report on Form 10-K.



                                   COOPERS & LYBRAND

Oakland, California
March 16, 1994